UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Pliant Therapeutics, Inc.
(Name of Registrant as Specified in its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PLIANT THERAPEUTICS, INC.
331 Oyster Point Boulevard
South San Francisco, CA 94080
NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS
To be held June 11, 2026
Notice is hereby given that the 2026 Annual Meeting of Stockholders, (the “Annual Meeting”), of Pliant Therapeutics, Inc. will be held on Thursday, June 11, 2026 at 8:30 a.m. Pacific Time. The meeting will be held in a virtual format. Stockholders may attend the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/PLRX2026. To join the Annual Meeting, you will need to have your 16-digit control number, which is included on your proxy materials. The purpose of the Annual Meeting is the following:

1	To elect three class III directors named in this proxy statement to our board of directors;
2	To approve, by non-binding advisory vote, the resolution approving Named Executive Officer compensation;
3	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and
4	To transact any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
Only Pliant Therapeutics, Inc. stockholders of record at the close of business on April 15, 2026 will be entitled to vote during the Annual Meeting and any adjournment or postponement thereof.
We are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy materials and our 2025 Annual Report to Stockholders (the “2025 Annual Report”). The Notice contains instructions on how to access those documents and to cast your vote via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2025 Annual Report. This process allows us to provide our stockholders with necessary information on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.
Your vote is important. Whether or not you are able to attend the virtual Annual Meeting, it is important that your shares be represented. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the virtual Annual Meeting. You may vote by submitting your proxy via the Internet, by telephone, or by mail (if you received paper copies of the proxy materials) by following the instructions on the proxy card or voting instruction card. Voting over the Internet or by telephone, written proxy or voting instruction card will ensure your representation at the virtual Annual Meeting regardless of whether you attend.
On behalf of the board of directors, thank you for your participation in this important annual process.

By order of the board of directors,

Keith Cummings, M.D., M.B.A.
Chief Financial Officer
South San Francisco, CA
April 22, 2026

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on
Thursday, June 11, 2026 at 8:30 a.m. PT at www.virtualshareholdermeeting.com/PLRX2026.

The Proxy Statement and Annual Report to stockholders
are available at www.proxyvote.com.

Page
General Information	1
Proposal No.1– Election of Class III Directors	4
Corporate Governance	9
Director Compensation	17
Proposal No. 2 – To approve, by Non-Binding Advisory Vote, the Resolution Approving Named Executive Officer Compensation	19
Executive Compensation	20
Pay Versus Performance	36
Certain Relationships and Related Party Transactions	39
Principal Stockholders	40
Proposal No. 3 - Ratification of the Appointment of Deloitte & Touche LLP as Pliant's Independent Registered Public Accounting Firm for the Year Ending December 31, 2026	43
Report of the Audit Committee	44
Stockholders Proposals	44
Other Matters	45

PLIANT THERAPEUTICS, INC.
331 Oyster Point Boulevard
South San Francisco, CA 94080
PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 11, 2026
This proxy statement contains information about the 2026 Annual Meeting of Stockholders, (the “Annual Meeting”) of Pliant Therapeutics, Inc., (the “Company”), which will be held on Thursday, June 11, 2026 at 8:30 a.m. Pacific Time. The 2026 Annual Meeting will be a virtual stockholders meeting held on the Internet at www.virtualshareholdermeeting.com/PLRX2026. The board of directors of the Company (the “Board”) is using this proxy statement to solicit proxies for use at the Annual Meeting. In this proxy statement, the terms “Pliant,” “Company,” “we,” “us,” and “our” refer to Pliant Therapeutics, Inc. The mailing address of our principal executive offices is 331 Oyster Point Boulevard, South San Francisco, CA 94080. Information made available on our website is not incorporated by reference into this proxy statement.
All properly submitted proxies will be voted in accordance with the instructions contained in those proxies. If no instructions are specified, the proxies will be voted in accordance with the recommendation of our Board with respect to each of the matters set forth in the accompanying Notice of Meeting. You may revoke your proxy at any time before it is exercised at the meeting by (1) following the instructions on the Notice and entering a new vote by mail that we receive before the start of the Annual Meeting or over the Internet by the cutoff time of 11:59 p.m. Eastern Time on June 10, 2026, (2) attending and voting at the virtual Annual Meeting (although attendance at the virtual Annual Meeting will not in and of itself revoke a proxy), or (3) by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with our Corporate Secretary. Any written notice of revocation or subsequent proxy card must be received by our proxy tabulator prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be delivered by mail to the Proxy Tabulator for Pliant Therapeutics, Inc. at Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
We made this proxy statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2025 (the "2025 Annual Report") available to stockholders on or about April 22, 2026.
Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be Held on June 11, 2026:
This proxy statement and the 2025 Annual Report are
available for viewing, printing, and downloading at www.proxyvote.com.
A copy of our Annual Report to Stockholders on Form 10-K for the fiscal year ended December 31, 2025, as filed with the Securities and Exchange Commission (the “SEC”), except for exhibits, will be furnished without charge to any stockholder upon written request to Pliant Therapeutics, Inc., 331 Oyster Point Boulevard, South San Francisco, CA 94080, Attention: Corporate Secretary. This proxy statement, the Annual Report, and our Annual Report to Stockholders on Form 10-K for the fiscal year ended December 31, 2025 are also available on the SEC’s website at www.sec.gov, or on the Investors & Media section of our website at https://ir.pliantrx.com.

PLIANT THERAPEUTICS, INC.
PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
When are this proxy statement and the accompanying materials scheduled to be sent to stockholders?
We have elected to provide access to our proxy materials to our stockholders via the Internet. Accordingly, on or about April 22, 2026, we are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”). Our proxy materials, including the Notice of 2026 Annual Meeting of Stockholders, this proxy statement, and the accompanying proxy card or, for shares held in street name (i.e., held for your account by a broker or other nominee), a voting instruction form, and the 2025 Annual Report, will be mailed or made available to stockholders on the Internet on or about the same date.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, for most stockholders, we are providing access to our proxy materials over the Internet rather than printing and mailing our proxy materials. We believe following this process will expedite the receipt of such materials and will help lower our costs and reduce the environmental impact of our annual meeting materials. Therefore, the Notice was mailed to holders of record and beneficial owners of our common stock starting on or about April 22, 2026. The Notice provides instructions as to how stockholders may access and review our proxy materials, including the Notice of 2026 Annual Meeting of Stockholders, this proxy statement, the proxy card and the 2025 Annual Report, on the website referred to in the Notice or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to them by mail. The Notice also provides voting instructions. In addition, stockholders of record may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings. Please note that, while our proxy materials are available at the website referenced in the Notice, and our Notice of 2026 Annual Meeting of Stockholders, this proxy statement and the 2025 Annual Report are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this proxy statement.
Who is soliciting my vote?
Our board of directors is soliciting your vote for the Annual Meeting.
When is the record date for the Annual Meeting?
The record date for determination of stockholders entitled to vote at the Annual Meeting is the close of business on April 15, 2026.
How many votes can be cast by all stockholders?
There were 61,914,664 shares of our common stock, par value $0.0001 per share, outstanding on the record date, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder.
Where will the Annual Meeting be held this year?
The Annual Meeting will be held virtually. The virtual format will enable us to provide access to the Annual Meeting for our stockholders regardless of geographic location. We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. In order to attend the virtual Annual Meeting, vote your shares and ask questions, stockholders of record as of April 15, 2026 can access the meeting at www.virtualshareholdermeeting.com/PLRX2026.
To join the Annual Meeting, you will need to have your 16-digit control number, which is included on the Notice and your proxy card. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible, so that you can be provided with a control number and gain access to the meeting.
If you are logged in as a stockholder at the virtual Annual Meeting, you will have an opportunity to submit questions live via the Internet during a designated portion of the virtual Annual Meeting. Once you are logged in, type your question into the question box and click “submit.” Subject to time constraints, we intend to answer questions pertinent to the Company and meeting matters submitted by stockholders during the Annual Meeting that comply with our rules of conduct for the Annual Meeting, which will be posted on the meeting website during the meeting.
The meeting will begin promptly at 8:30 a.m. Pacific Time on Thursday, June 11, 2026. You may access the meeting platform beginning at 8:15 a.m. Pacific Time, and we encourage you to join in advance of the meeting start time to allow sufficient time to log in and confirm your connection and audio are working properly. On the meeting day, if you have trouble accessing the virtual meeting platform or encounter other technical difficulties with the platform before or during the meeting, please call the technical support number posted on the Annual Meeting login page.
Even if you plan to attend the Annual Meeting virtually, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.
What are the proposals to be voted on this year?
The purpose of the Annual Meeting is the following:

1	To elect three class III directors named in this proxy statement to our board of directors, to serve until the 2029 Annual Meeting of Stockholders and until their respective successor has been duly elected and qualified, or until his or her earlier death, resignation, or removal;
2	To approve, by non-binding advisory vote, the resolution approving Named Executive Officer compensation (“say-on-pay”);
3	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and
4	To transact any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
How do I vote?
If you are a stockholder of record, there are several ways for you to vote your shares.

•Online during the Annual Meeting. You may vote during the virtual Annual Meeting by following the instructions available at www.virtualshareholdermeeting.com/PLRX2026. If you hold your shares through a bank or broker and wish to vote at the virtual Annual Meeting, you must obtain a valid proxy from the firm that holds your shares. To join the Annual Meeting, you will need to have your 16-digit control number, which is included on the Notice and your proxy card. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible, so that you can be provided with a control number and gain access to the meeting.

•By Internet or Telephone prior to the Annual Meeting. You can vote by proxy over the Internet or by telephone by following the instructions provided in the Notice. In order to be counted, proxies submitted by Internet or by telephone must be received by the cutoff time of 11:59 p.m. Eastern Time on June 10, 2026.

•By Mail prior to the Annual Meeting. If you requested printed copies of the proxy materials by mail, you can vote by mailing your proxy as described in the proxy materials. Proxies submitted by mail must be received before the start of the Annual Meeting.

If you complete and submit your proxy before the Annual Meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions.
If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in your proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed proxy card or otherwise vote without marking specific voting selections, your shares will be voted as the board of directors recommends: “For” the election of each of the three (3) class III director nominees (Proposal No. 1); “For” the approval, by non-binding advisory vote, of the resolution approving Named Executive Officer compensation (say-on-pay) (Proposal No. 2); “For” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (Proposal No. 3); and in accordance with the best judgment of the proxy holders for other matters properly brought before the meeting, if any, including any adjournment or postponement thereof.

How do I revoke my proxy?
You may revoke your proxy by (1) following the instructions on the Notice and entering a new vote by mail that we receive before the start of the Annual Meeting or over the Internet by the cutoff time of 11:59 p.m. Eastern Time on June 10, 2026, (2) attending and voting at the virtual Annual Meeting (although attendance at the virtual Annual Meeting will not in and of itself revoke a proxy), or (3) by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with our Corporate Secretary. Any written notice of revocation or subsequent proxy card must be received by our proxy tabulator prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be delivered by mail to the Proxy Tabulator for Pliant Therapeutics, Inc. at Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If a broker, bank, or other nominee holds your shares, you must contact such broker, bank, or nominee in order to find out how to change your vote.
How is a quorum reached?
Our Third Amended and Restated Bylaws (“bylaws”) provide that a majority of the outstanding shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.
Under the General Corporation Law of the State of Delaware, shares that are voted “abstain” or “withheld” and broker “non-votes,” which are described more fully below, are counted as present for purposes of determining whether a quorum is present at the Annual Meeting. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.
How many votes are required to approve the proposals?
Under our bylaws, any proposal other than an election of directors is decided by a majority of the votes properly cast for and against such proposal, except where a larger or different vote is required by law or by our certificate of incorporation or bylaws. Accordingly, this is the voting standard that will apply for Proposal Nos. 2 and 3. Abstentions and broker “non-votes” are not included in the tabulation of the voting results on such proposals and, therefore, do not have an impact on such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting authority with respect to that item and has not received instructions from the beneficial owner.
To be elected, the directors nominated via Proposal No. 1 must receive a plurality of the votes properly cast, meaning the director nominees receiving the most votes will be elected. Shares voting “withheld” have no effect on the election of directors.
What is a broker non-vote?
If your shares are held in “street name” by a brokerage firm, your brokerage firm is required to vote your shares according to your instructions. If you do not give instructions to your brokerage firm, the brokerage firm will still be able to vote your shares with respect to certain “discretionary” items but will not be allowed to vote your shares with respect to “non-discretionary” items. The election of directors and Proposal No. 2 are “non-discretionary” items. If you do not instruct your broker how to vote with respect to these proposals, your broker may not vote for such proposals, and a broker “non-vote” will occur. Proposal No. 3, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026, is considered to be a discretionary item, and your brokerage firm will be able to vote on this proposal even if it does not receive instructions from you.
Who pays the cost for soliciting proxies?
We are making this solicitation and will pay the entire cost of preparing and distributing the Notice and our proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges that you may incur. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the proxies.
How can I know the voting results?
We plan to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

PROPOSAL NO. 1 – ELECTION OF CLASS III DIRECTORS
Our Board currently consists of ten members. In accordance with the terms of our certificate of incorporation and bylaws, our Board is divided into three classes, class I, class II and class III, with members of each class serving staggered three-year terms. The members of the classes are divided as follows:

•the class I directors are Hoyoung Huh, M.D., Ph.D., Darren Cline, M.B.A., and David Pyott, M.A., M.B.A., with current terms expiring at the Annual Meeting of Stockholders to be held in 2027;
•the class II directors are John Curnutte, M.D., Ph.D., Katharine Knobil, M.D., and Thomas McCourt, with current terms expiring at the Annual Meeting of Stockholders to be held in 2028; and
•the class III directors are Bernard Coulie, M.D., Ph.D., M.B.A., Gayle Crowell, Suzanne Bruhn, Ph.D., and Steve Krognes, M.B.A., with current terms expiring at the Annual Meeting.
Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.
Our Board has nominated each of Bernard Coulie, M.D., Ph.D., M.B.A., Gayle Crowell, and Steve Krognes, M.B.A. to stand for election as class III directors. Dr. Coulie and Ms. Crowell were previously elected by our stockholders. Mr. Krognes joined our Board in 2024, and was appointed following a search process in which nominees were identified by existing members of our Board and a third party search firm engaged by our Nominating and Corporate Governance Committee. The nominees are currently directors and have indicated a willingness to continue to serve as directors, if elected. If the nominees become unable or unwilling to serve, however, the proxies may be voted for a substitute nominee selected by our Board.
Dr. Bruhn, currently a class III director, is retiring from the Board immediately following the Annual Meeting and will not stand for reelection at the Annual Meeting. Mr. Pyott, currently a class I director, and Dr. Knobil, currently a class II director, also plan to retire from the Board immediately following the Annual Meeting. We thank Dr. Bruhn, Mr. Pyott, and Dr. Knobil for their service and their many valuable contributions to the Board.
With the shift in focus of the Company and the earlier stage of our pipeline candidates, following the Annual Meeting, the Board intends to reduce the Board size from ten to seven effective upon the departures of Dr. Bruhn, Mr. Pyott, and Dr. Knobil, and eliminate the vacancies in class I, class II, and class III resulting therefrom.
Nominees for Election as Class III Directors
The following table and narrative information identifies our nominees for class III directors, and sets forth their principal occupation and business experience during the last five years and their ages as of April 22, 2026.

Name	Principal Occupation	Director Since	Age
Bernard Coulie, M.D., Ph.D., M.B.A.	President, Chief Executive Officer of the Company	2016	60
Gayle Crowell	Previously Chief Executive Officer of Rightpoint Software	2019	75
Steve Krognes, M.B.A.	Retired, previously Chief Financial Officer of Denali Therapeutics, Inc.	2024	57

Bernard Coulie, M.D., Ph.D., M.B.A., has served as our Chief Executive Officer and as a director since February 2016. Prior to joining Pliant, Dr. Coulie cofounded ActoGeniX N.V., a biopharmaceutical company, and held roles of increasing responsibility there, including as Vice President R&D, Chief Medical Officer, and Chief Executive Officer, from September 2006 until February 2015, when it was acquired by Intrexon Corporation. Prior to cofounding ActoGeniX, Dr. Coulie held various positions with increasing responsibilities in drug discovery and clinical development at Johnson & Johnson Pharmaceutical Research and Development Europe. Dr. Coulie previously served as a director of ActoGeniX from April 2010 until February 2015, Biogazelle N.V. from July 2015 until November 2018, Myoscience from June 2016 until March 2019. He also previously served as a director and Chairman of Calypso Biotech BV from February 2019 to January 2024 and director and Chairman of SQZ Biotechnologies Company, a publicly traded cell therapy biotechnology company from July 2021 to March 2024. Dr. Coulie is currently serving as a director and Chairman of Dualyx NV, a privately held biotechnology company based in Belgium; as a director and Chairman of Flindr Therapeutics B.V., a privately held precision oncology company based in the Netherlands; as a director and Chairman of RAGE Biotech Pty Ltd, a privately held chronic inflammatory disease company based in Australia; and as a member of the board of directors of Septerna, Inc., a publicly traded biotechnology company. He also serves as a director at the Charcot-Marie-Tooth Association, a patient advocacy organization dedicated to the development of new drugs to treat Charcot-Marie-Tooth disease. Dr. Coulie holds an M.D. and Ph.D. from the University of Leuven, Belgium and an M.B.A. from the Vlerick Management School, Leuven, Belgium. We believe that Dr. Coulie is qualified to serve on our board of directors based on our review of his experience and expertise in operations management and executive leadership at various biopharmaceutical companies.
Gayle Crowell has served as a member of our board of directors since December 2019. Ms. Crowell has extensive director experience as a public and private board member, having served as a chairperson, lead director, or independent director for over twenty-five public and private corporations driving value creation at the highest level for customers, employees, and shareholders alike. In 2025, Ms. Crowell was recognized for her leadership and contributions to corporate governance in the National Association of Corporate Directors’ Directorship 100. In addition to serving on our Board, Ms. Crowell has served on the board of directors of Hercules Technology Growth Capital since February 4, 2019, and as Lead Director on the board of directors of Zamo Technologies, LLC d/a/b Fexa since August 2023. She previously served as Executive Chair on the board of directors of Centerbase, LLC from October 2022 to March 2026; as Executive Chair on the board of directors of Instinct Sciences, LLC from April 2022 to August 2025; as lead independent director of Yodlee, Inc. from March 2014 to November 2015; as a member of the Yodlee, Inc. board of directors from July 2002 until November 2015, when Yodlee, Inc. was acquired by Envestnet; as a member of the board of directors of Envestnet, Inc. from March 2016 to November 2024; as Lead Director of GTreasury SS, LLC from April 2021 to July 2023; as a director of Dude Solutions, Inc. (now known as Brightly Software, Inc.) from March 2014 to June 2019; and as a director of MecuryGate International from August 2014 to August 2018. Previously, Ms. Crowell served as an operational business consultant for Warburg Pincus LLC, a private equity firm, from June 2001 to January 2019, and as the Chief Executive Officer of RightPoint Software from 1998 to 2000 when it was acquired by E.piphany, Inc., a developer of customer relationship management software. From January 2000 to June 2001, Ms. Crowell served as President and as a member of the board of directors of E.piphany. Ms. Crowell received an undergraduate degree in education from the University of Nevada at Reno. We believe Ms. Crowell is qualified to serve on our board of directors based on her extensive leadership experience as a board member and senior executive of other private and public companies.
Steve Krognes, M.B.A., has served as a member of our board of directors since June 2024. He was Chief Financial Officer and Treasurer of Denali Therapeutics Inc. from October 2015 until April 2022. Mr. Krognes also served as Chief Financial Officer and a member of the Executive Committee of Genentech, Inc. from April 2009 to September 2015. Mr. Krognes also oversaw Genentech’s Site Services organization between 2011 and 2015, and Genentech’s IT organization between 2009 and 2011. He chaired the Genentech Access to Care Foundation between 2009 and 2015. From January 2004 to April 2009, Mr. Krognes served as Head of Mergers & Acquisitions and a member of the Finance Executive Committee at Roche Holding AG, a Swiss biotechnology company. From July 2002 to December 2003, Mr. Krognes served as Director of M&A at Danske Bank A/S, an international bank based in Norway. Mr. Krognes has served on the boards of directors of public companies Denali Therapeutics since May 2022, Guardant Health, Inc. since July 2022 and argenx SE since February 2023. He has also served on the board of directors of ClavystBio, a privately held company based in Singapore, since September 2023, and Alveus Therapeutics, a privately held company based in the U.S. and Denmark, since March 2026. Mr. Krognes previously served on the boards of Gritstone bio from July 2018 to June 2024, Corvus Pharmaceuticals, Inc. from March 2016 to June 2021, and RLS Global AB from January 2015 to January 2023. Mr. Krognes also served as a board member of the California Life Science Association from 2010 to 2015 and California Academy of Sciences from 2014 to 2018. He received his M.B.A. from Harvard Business School and his B.S. in Economics from The Wharton School of the University of Pennsylvania. We believe Mr. Krognes is qualified to serve on our board of directors due to his extensive experience as a senior finance executive, including as Chief Financial Officer of both Genentech and Denali.
The proxies will be voted in favor of the above nominees unless a contrary specification is made in the proxy. The nominees have consented to serve as our directors if elected. However, if the nominees are unable to serve or for good cause will not serve as a director, the proxies will be voted for the election of such substitute nominee as our board of directors may designate.
The board of directors recommends voting “FOR” the election of Bernard Coulie, M.D., Ph.D., M.B.A., Gayle Crowell, and Steve Krognes, M.B.A. as the class III directors, each to serve for a three-year term ending at the Annual Meeting of Stockholders to be held in 2029 and until their respective successor has been duly elected and qualified, or until his or her earlier death, resignation, or removal.

Directors Continuing in Office
The following table and narrative information identifies our directors continuing in office after the Annual Meeting, and sets forth their principal occupation and business experience during the last five years and their ages as of April 22, 2026.

Name	Principal Occupation	Director Since	Class and Year in Which Term Will Expire	Age
Hoyoung Huh, M.D., Ph.D.	Retired, previously Chief Executive Officer and founder of Peak Bio Inc. (f/k/a pH Pharma Inc.)	2017	Class I—2027	56
Darren Cline, M.B.A.	Chief Commercial Officer of Xenon Pharmaceuticals Inc.	2023	Class I—2027	61
John Curnutte, M.D., Ph.D.	Retired, previously Executive Vice President of Research and Development at Portola Pharmaceuticals, Inc.	2017	Class II—2028	74
Thomas McCourt	Chief Executive Officer of Ironwood Pharmaceuticals, Inc.	2023	Class II—2028	68
Class I Directors (Terms Expire at 2027 Annual Meeting of Stockholders)
Hoyoung Huh, M.D., Ph.D., has served as Chairman of our board of directors since December 2017. He is the founder of Peak Bio Inc. (f/k/a pH Pharma Inc.) where he has held positions of Chief Executive Officer and Board Chairman since founding pH Pharma in 2015. He served as a member of the board of directors until its merger in November 2024 with Akari Therapeutics, Plc, where he now serves as Chairman of the board of directors. Dr. Huh is also the founder of Healthcare & Humanity Foundation. Dr. Huh was a Managing Director of Konus Advisory Group, Inc. from January 2012 to September 2014. Prior to founding Konus Advisory Group, Inc., Dr. Huh was Chief Executive Officer and Chairman of the board of directors of BiPar Sciences, Inc. from February 2008 until December 2010. In addition, Dr. Huh has been involved in the formation, management and board positions of multiple biotechnology and innovation-based companies. He previously served as the Chairman of the board of directors of Geron Corporation from September 2011 to December 2018, and CytomX Therapeutics, Inc. from February 2012 to December 2018, a member of the board of directors of Rezolute, Inc. (f/k/a AntriaBio, Inc.) from 2013 to January 2019, the Chairman of the board of directors of Epizyme, Inc. from October 2009 to February 2012, and as a member of the board of directors of Facet Biotech Corporation, Nektar Therapeutics, Addex Therapeutics Ltd. and EOS, S.p.A (Milano, Italy). Earlier in his career, Dr. Huh was a partner at McKinsey & Company. He holds an A.B. in Biochemistry from Dartmouth College, an M.D. from Cornell University Medical College and a Ph.D. in Cell Biology and Genetics from Cornell University Sloan Kettering Institute. We believe Dr. Huh is qualified to serve on our board of directors based on his significant leadership experience in and familiarity with the biopharmaceutical industry.
Darren Cline, M.B.A., has served as a member of our board of directors since March 2023. Mr. Cline currently serves as Chief Commercial Officer at Xenon Pharmaceuticals, a clinical stage company. Before joining Xenon, Mr. Cline was President and Chief Executive Officer of Epygenix Therapeutics, Inc., a biopharmaceutical company, where he served from March 2022 to March 2023. Prior to this, he served as the U.S. Chief Commercial Officer and member of the executive committee for Greenwich Biosciences, Inc., the U.S. subsidiary of GW Pharmaceuticals PLC, a British pharmaceutics company, from April 2019 through December 2021. Between October 2010 and March 2019, Mr. Cline served as Executive Vice President, Commercial at Seattle Genetics, Inc., a biotechnology company, where he oversaw all marketing, sales, and managed markets. Prior to Seattle Genetics, between October 2006 and October 2009, Mr. Cline was at Alexion Pharmaceuticals, Inc., where he was part of the commercial leadership team. In addition to Pliant, Mr. Cline also serves on the board of Pyxis Oncology, Inc., a publicly traded company. He previously served as a member of the board of Impel Pharmaceuticals Inc. from April 2023 to April 2024. Mr. Cline received his undergraduate degree from San Diego State University and his M.B.A. from Pepperdine University. We believe Mr. Cline is qualified to serve on our board of directors due to his extensive biopharmaceutical commercial and leadership experience.
Class II Directors (Terms Expire at 2028 Annual Meeting of Stockholders)
John Curnutte, M.D., Ph.D., has served as a member of our board of directors since August 2017. From February 2011 through his retirement in May 2019, Dr. Curnutte served as Executive Vice President of Research and Development at Portola Pharmaceuticals, Inc., a biopharmaceutical company developing product candidates for thrombosis and other hematologic diseases. He remains a consultant to Portola/Alexion/AstraZeneca. Prior to that, Dr. Curnutte served as the Chief Executive Officer of 3-V Biosciences, Inc., a biotechnology company. Earlier in his career, he served as a President of Schering-Plough Corporation and previously held several senior management positions at Genentech, Inc., a biotechnology company. Prior to Genentech, Dr. Curnutte was a tenured faculty member at The Scripps Research Institute, pursuing basic and clinical research in inflammation biochemistry and the molecular genetics of congenital immune deficiencies. He was an adjunct clinical professor of pediatrics at Stanford University School of Medicine and a member of the medical staff from 1993 to 2013. From May 2015 to June 2016, Dr. Curnutte served as a member of the board of directors of Diadexus, Inc., a cardiovascular diagnostics company, and from August 2019 to January 2024, he served as a member of the board of directors of Orchard Therapeutics plc, a company focused on hematopoietic stem cell gene therapy, until its acquisition by Kyowa Kirin Co., Ltd in January 2024. Dr. Curnutte holds an A.B. in Biochemistry and Molecular Biology from Harvard University and an M.D. and a Ph.D. in Biological Chemistry from Harvard Medical School. We believe Dr. Curnutte is qualified to serve on our board of directors based on his extensive experience in the biopharmaceutical industry, including his operational experience in drug discovery and development.
Thomas McCourt has served as a member of our board of directors since March 2023. Mr. McCourt currently serves as Chief Executive Officer and member of the board of directors of Ironwood Pharmaceuticals, Inc., a biopharmaceutical company focused on gastrointestinal therapies, where he has served since June 2021. Mr. McCourt had previously served as President and Interim Chief Executive Officer of Ironwood from March 2021 to June 2021 and as President from April 2019 to June 2021. Prior to April 2019, Mr. McCourt served as Ironwood’s Senior Vice President of marketing and sales and Chief Commercial Officer since joining Ironwood in 2009. Prior to joining Ironwood, Mr. McCourt led the U.S. brand team for denosumab at Amgen Inc. from 2008 to 2009. Prior to that, Mr. McCourt was with Novartis AG from 2001 to 2008, where he held a number of senior commercial roles, including Vice President of strategic marketing and operations. Mr. McCourt was also part of the founding team at Astra-Merck Inc., leading the development of the medical affairs and science liaison group and then serving as brand manager. Mr. McCourt serves on the board of trustees for the American Society of Gastrointestinal Endoscopy. Mr. McCourt previously served on the board of directors of Acceleron Pharma Inc. prior to its acquisition by Merck in November 2021. Mr. McCourt received a B.S. in Pharmacy from the University of Wisconsin. We believe Mr. McCourt is qualified to serve on our board of directors due to his extensive biopharmaceutical commercial and leadership experience.

Executive Officers
The following table identifies our executive officers and sets forth their current positions at the Company and their ages as of April 22, 2026, other than for Bernard Coulie, M.D., Ph.D., M.B.A., our President and Chief Executive Officer. Such information for Dr. Coulie is provided above under “Nominees for Election as Class III Directors.”

Name	Position Held with Pliant	Officer Since	Age
Keith Cummings, M.D., M.B.A.	Chief Financial Officer	2018	49
Lily Cheung	Chief Human Resources Officer	2023	53
Minnie Kuo	Chief Operating Officer	2025	45
Keith Cummings, M.D., M.B.A., has served as our Chief Financial Officer since December 2018. Prior to joining Pliant, Dr. Cummings served as a Director in the Investment Banking Healthcare Group at Citigroup Global Markets, an investment bank, from September 2014 until December 2018. Prior to joining Citigroup, Dr. Cummings worked at Lehman Brothers and, subsequently, at Barclays Investment Bank from August 2009 to September 2014, where he served as a vice president of investment banking. He holds a B.S. in Biochemistry from North Carolina State University, an M.B.A. from Duke University’s Fuqua School of Business and an M.D. from Duke University School of Medicine.
Lily Cheung has served as our Chief Human Resources Officer since January 2023. Prior to joining Pliant, Ms. Cheung was the Vice President of Human Resources at Synthekine, Inc., a clinical-stage biotech company, from December 2021. Previously, she served as Vice President of Human Resources at Rigel Pharmaceuticals, Inc., a commercial biopharmaceutical company, from January 2020 until December 2021 and before that as Executive Director, HR Operations from May 2018 to January 2020. Prior to joining Rigel, she was with Actelion Pharmaceuticals, Inc. (now Janssen Pharmaceuticals, a Johnson & Johnson Company), where she held positions of increasing responsibilities since 2006, most recently as Senior Director Human Resources since 2015. Before Actelion, Ms. Cheung served six years at Covad Communications leading the HR Operations team. Ms. Cheung has also held positions at National Semiconductor and UnitedHealthcare. She received her B.S. in Management from San Francisco State University.
Minnie Kuo has served as our Chief Operating Officer since December 2025. Prior to serving as Chief Operating Officer, Ms. Kuo served as our Chief Development Officer from September 2023 to December 2025. She joined Pliant from Vir Biotechnology, Inc., where she held roles of increasing responsibilities since August 2017, most recently serving as Senior Vice President of Translational and Clinical Development Operations from August 2021 to September 2023. Prior to Vir, Ms. Kuo held senior clinical operations roles at Nektar Therapeutics from June 2016 to August 2017 and Gilead Sciences, Inc. from January 2012 to July 2016. Earlier in her career, she held global project management and clinical study management roles at Roche/Genentech and at clinical research organizations including ICON and PharmaNet. Ms. Kuo received her B.A. in Biochemistry and Healthcare from the University of California, San Diego, and a M.S. in Organizational Development from the University of San Francisco.

CORPORATE GOVERNANCE
Director Nomination Process
Our Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our Board, and recommending such persons to be nominated for election as directors.
The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by management, recruiters, members of the committee and our Board. The qualifications, qualities, and skills that our Nominating and Corporate Governance Committee believes must be met by a committee-recommended nominee for a position on our Board are as follows:

•The nominee must have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing.
•The nominee must be highly accomplished in his or her respective field, with superior credentials and recognition.
•The nominee must be well-regarded in the community and shall have a long-term reputation for the high ethical and moral standards.
•The nominee must have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards of directors on which such nominee may serve and any leadership roles on such boards.

•To the extent such nominee serves or has previously served on other boards, the nominee must have a demonstrated history of actively contributing at board meetings.
Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates. Any such proposals must be submitted to our Corporate Secretary at the address below no later than the close of business on the 90th day nor earlier than the 120th day prior to the one-year anniversary of the date of the preceding year’s annual meeting and should include the biographical, background, and other information required by our bylaws, including beneficial ownership and other contractual interests with respect to the Company. In addition to other information and materials required by our bylaws, the proposal must include a questionnaire with respect to the background and qualifications of the nominee, and a written representation and agreement, in each case, completed by the nominee in the form required by the Company. The stockholder giving notice must request these documents from us in writing prior to submitting notice, and our Corporate Secretary will provide these documents to the stockholder no later than ten (10) days after receiving such request. Stockholder proposals and requests for required documentation should be addressed to Pliant Therapeutics, Inc., 331 Oyster Point Boulevard, South San Francisco, CA 94080, Attention: Corporate Secretary. In addition to the information required above, the Board may request that any stockholder giving notice and any proposed nominee furnish such additional information as may be reasonably required by the Board and to submit to interviews with the Board or any committee thereof. Assuming that all required information and materials have been provided on a timely basis in accordance with our bylaws, any recommendations received from stockholders will be evaluated in the same manner as potential nominees proposed by the Nominating and Corporate Governance Committee. If our Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included on our proxy card for the next annual meeting of stockholders. See “Stockholder Proposals” for a discussion of submitting stockholder proposals.
Director Independence
In accordance with applicable listing standards of Nasdaq Stock Market LLC (“Nasdaq”), our Board has determined that all members of the Board, except Dr. Coulie, are independent directors, including for purposes of the rules of Nasdaq and the SEC. Dr. Coulie is not an independent director under these rules because he is the President and Chief Executive Officer of the Company. Our Board additionally evaluates the members of our Audit Committee and Compensation Committee under the criteria described in Rule 10A-3 and 10C-1, respectively, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board Committees
Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Research and Development Committee. Each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee operates under a written charter. Each such committee reviews its respective charter at least annually. A current copy of the charter for each of our Committees is posted on the Investors & Media section of our website, https://ir.pliantrx.com.
The current composition of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Research and Development Committee is as follows:

Effective as of the date of the Annual Meeting, Dr. Bruhn, Mr. Pyott, and Dr. Knobil will retire from the Board and step down as members of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Research and Development Committee, as applicable.

Following the Annual Meeting, and upon re-election to the Board of the Class III director nominees, the composition of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Research and Development Committee will be as follows:

Audit Committee
Steve Krognes, M.B.A., Gayle Crowell, and David Pyott, M.A., M.B.A. currently serve on the Audit Committee, which is chaired by Mr. Krognes. Our Board has determined that each of the members of the Audit Committee is “independent” for Audit Committee purposes as that term is defined in the rules of the SEC and the applicable Nasdaq rules, and each has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. Our Board has designated each of Mr. Krognes and Mr. Pyott as an “audit committee financial expert,” as defined under the applicable SEC rules. Effective as of the date of the Annual Meeting, Mr. Pyott will retire from the Board and step down as a member of the Audit Committee, and Thomas McCourt will join the Audit Committee. The Audit Committee’s responsibilities include:

•appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•reviewing and discussing with management the Company's quarterly press releases regarding the Company's financial statements prior to issuance to the public;
•coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;
•reviewing and discussing with management and our independent registered public accounting firm, as appropriate, the identification, assessment and management of any major financial risks and provide oversight to management regarding those risks, which may include areas of finance, information technology, including cybersecurity and related incident reporting, law, or other risks as deemed appropriate;

•establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•recommending based upon the Audit Committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement;
•reviewing material related person transactions for potential conflict of interest situations and approving such transactions; and
•at least annually, review and reassess the adequacy of the Audit Committee charter and recommend to the Board any amendments or modifications to the charter that the Audit Committee deems appropriate.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee.

Compensation Committee
Darren Cline, M.B.A., Suzanne Bruhn, Ph.D., Hoyoung Huh, M.D., Ph.D., and Thomas McCourt currently serve on the Compensation Committee, which is chaired by Mr. Cline. Our Board has determined that each of the members of the Compensation Committee is “independent” for Compensation Committee purposes, as that term is defined in the rules of the SEC and the applicable Nasdaq rules. Effective as of the date of the Annual Meeting, Dr. Bruhn will retire from the Board and step down as a member of the Compensation Committee. The Compensation Committee’s responsibilities include:

•establish a Company compensation philosophy and strategy that is aligned with the Company’s long-term interests and those of its stockholders;
•review on a periodic basis the operation of our executive compensation programs to determine whether they remain supportive of our business objectives;
•review the performance of our President and Chief Executive Officer and approve the compensation and any employment, severance, consulting and change in control agreements or arrangements of our President and Chief Executive Officer;

•review the performance and any employment, severance, consulting and change in control agreements or arrangements of our other executive officers and select senior management-level employees and approve the compensation of our other executive officers and select senior management-level employees;

•review and approve corporate performance goals and objectives;
•oversee and administer our compensation and similar plans;
•review and approve structures and guidelines for various incentive compensation and benefit plans;
•review and recommend to the Board the compensation of our outside directors;
•review regional and industry-wide compensation practices and trends to assess the propriety, adequacy, and competitiveness of the Company's executive compensation programs;
•prepare any Compensation Committee Report and Compensation Discussion and Analysis required to be included as part of our annual proxy statement or Annual Report on Form 10-K;
•review the results of any advisory stockholder votes on executive compensation and consider whether to recommend adjustments to the Company’s executive compensation policies and practices as a result of such votes;

•approve and administer our clawback and recoupment policies;
•oversee and monitor the Company’s strategies and policies related to human capital management, including with respect to policies on inclusion, workplace environment and safety, and corporate culture;

•review the Company’s executive compensation arrangements to evaluate whether incentive and other forms of compensation do not encourage inappropriate or excessive risk taking;
•review and approve the retention, termination, or compensation of any consulting firm or outside advisor to assist in the evaluation of compensation matters, which advisors assist our management, the Compensation Committee and our Board (as applicable) in reviewing and setting compensation for our directors and employees; and

•at least annually, review and reassess the adequacy of the Compensation Committee charter and recommend to the Board any amendments or modifications to the charter that the Compensation Committee deems appropriate.

Nominating and Corporate Governance Committee
Gayle Crowell, Suzanne Bruhn, Ph.D., Katharine Knobil, M.D., and David Pyott, M.A., M.B.A. currently serve on the Nominating and Corporate Governance Committee, which is chaired by Ms. Crowell. Our Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined in the applicable Nasdaq rules. Effective as of the date of the Annual Meeting, Drs. Bruhn and Knobil and Mr. Pyott will retire from the Board and step down as members of the Nominating and Corporate Governance Committee, and John Curnutte, M.D., Ph.D. and Darren Cline (each of whom our Board has determined are "independent" as defined in the applicable Nasdaq rules) will join the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s responsibilities include:

•recommend the nomination of qualified candidates to serve on the Board, including the nomination of current directors for re-election;
•establish criteria for membership of the Board and committees thereof;
•consider and assess the independence of directors and director candidates;
•review periodically the size of the Board;
•consider stockholder recommendations for director nominations and other proposals submitted by stockholders and establish procedures to facilitate stockholder communications with the Board;
•develop and maintain a set of corporate governance principles and policies;
•review, discuss and assess the performance of the Board, including committees, at least annually;
•develop and oversee an orientation program for new directors and continuing education program for all directors;
•establish and oversee procedures for the receipt, retention and treatment of non-financial legal and compliance complaints received by the Company;
•keep apprised of legislative and regulatory developments and other important corporate governance issues and trends in corporate governance practices, including proxy advisory firm policies and recommendations and ESG matters, including associated risks;

•review the Board's leadership structure and review and approve Company disclosures relating to Board leadership; and
•at least annually, review and reassess the adequacy of the Nominating and Corporate Governance Committee charter and recommend to the Board any amendments or modifications to the charter that the Committee deems appropriate.

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and the President and Chief Executive Officer. Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by our Board. Any stockholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described above under the heading “Director Nomination Process” and later in this proxy statement under the heading “Stockholder Proposals.”
Identifying and Evaluating Director Nominees. Our board of directors is responsible for filling vacancies on our Board and for nominating candidates for election by our stockholders each year in the class of directors whose term expires at the relevant annual meeting. The Nominating and Corporate Governance Committee recommends director candidates to the Board for approval and nominations are then made by the full board of directors. Members of the Board and management are requested to take part in the process as appropriate.
The Nominating and Corporate Governance Committee may identify candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our Board.
Our priority in selection of board members is identification of members who will further the interests of our stockholders through consideration of a number of facts and circumstances, including among other things, the skills of the prospective director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board.
Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the board of directors’ approval to fill a vacancy or as director nominees for election to the board of directors by our stockholders each year in the class of directors whose term expires at the relevant annual meeting.
Research and Development Committee
In addition to our three standing committees of the Board described above, we have also established a Research and Development Committee. Katharine Knobil, M.D., John Curnutte, M.D., Ph.D., and Thomas McCourt serve on the Research and Development Committee, which is chaired by Dr. Knobil. The purpose of the Research and Development Committee is to assist us in evaluating research and development issues and decisions and to provide to the Board and management a detailed perspective on research and development efforts. The Research and Development Committee operates in an advisory capacity and the Board has not delegated any of its decision-making authority to this Committee. Effective as of the date of the Annual Meeting, Dr. Knobil will retire from the Board and step down as a member of the Research and Development Committee. Mr. McCourt will also step down as a member of the Research and Development Committee and Hoyoung Huh, M.D., Ph.D. will be joining the Research and Development Committee, both effective as of the date of the Annual Meeting.
Board and Committee Meetings Attendance
The full Board met 17 times during 2025. During 2025, the Audit Committee met four times, the Compensation Committee met six times, and the Nominating and Corporate Governance Committee met four times.
During 2025, each member of the Board attended in person or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person was a director) and (ii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served).
While we do not require our directors to attend our annual stockholder meetings, we encourage our directors to attend. Each member of our Board then serving was in attendance at the 2025 Annual Meeting of Stockholders.
Policy on Trading, Pledging and Hedging of Company Stock
Our insider trading policy governs the purchase, sale, and other disposition of Pliant's securities by us and our executive officers, directors, employees, and consultants, and we believe it is reasonably designed to promote compliance with insider trading laws, rules, and regulations, as well as listing standards, applicable to us. The policy expressly prohibits our executive officers, directors, and designated employees and consultants from engaging in certain prohibited transactions, including short sales, purchases or sales of derivative securities or hedging transactions, the use of our securities as collateral in a margin account, and pledging of our securities. In addition, we have implemented processes for the Company that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the Nasdaq listing standards. A copy of our insider trading policy is included as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on March 11, 2026.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the Investors & Media–Corporate Governance section of our website, which is located at https://ir.pliantrx.com/corporate-governance. If we make any substantive amendments to, or grant any waivers from, the Code of Business Conduct and Ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Board Leadership Structure
Hoyoung Huh, M.D., Ph.D. is our Chairman and Bernard Coulie, M.D., Ph.D., M.B.A. is our President and Chief Executive Officer, hence the roles of Chairman and the Chief Executive Officer and President are separated. We believe that separating these positions allows our Chief Executive Officer to focus on setting the overall strategic direction of the company, expanding the organization to deliver on our strategy, and overseeing our day-to-day business, while allowing a Chairman of the Board to lead the Board in its fundamental role of providing strategic advice. Our board of directors recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board’s oversight responsibilities continue to grow. While our bylaws and corporate governance guidelines do not require that our chairman and chief executive officer positions be separate, our Board believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.
The Board’s Role in Risk Oversight
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations, strategic direction, and intellectual property as more fully discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K. Management is responsible for the day-to-day management of risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of the management of risks confronting the Company over the short term, intermediate term, and long term. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
The role of the Board in overseeing the management of our risks is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees. The full Board (or the appropriate Board committee in the case of risks that are under the purview of a particular committee) regularly discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a Board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee reports on substantive discussions or decisions to the full board of directors during the committee reports portion of the next board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
Cybersecurity
The Cybersecurity Governance Committee (“CSGC”), which includes our Chief Financial Officer, Head of Information Technology, and Corporate Controller, has been entrusted with the management of our Cybersecurity Program. The Cybersecurity Program emphasizes continuous improvement by actively engaging with internal and external stakeholders, striving to stay ahead of emerging threats, adapting to the evolving landscape, and fortifying our defense against potential risks. The Cybersecurity Program undergoes regular evaluations conducted by both internal and external experts to assess the strength of the Cybersecurity Program, the results of which are reported to the CSGC and the Audit Committee, who has been delegated oversight of the Cybersecurity Program by the Board. The Audit Committee also receives regular reports from management regarding cyber risks and threats, progress of the Company’s projects aimed at strengthening information security systems, assessment of our Cybersecurity Program, and insights into the evolving threat landscape. The Audit Committee and management provide updates about our Cybersecurity Program to the Board at least annually.
Moreover, we have deployed a mandatory information security training program for our employees that includes training on matters such as phishing and email security best practices as well as required training on data privacy.
Lastly, we have implemented processes designed to minimize the chance of a successful cyberattack and have established incidence response procedures to address a cyber threat that may occur despite these safeguards. Our Cybersecurity Incident Response Plan includes engagement with key vendors, industry participants, and intelligence and law enforcement communities.
For more information on our cybersecurity risk management program, please refer to Part I, Item 1C, "Cybersecurity" in our Annual Report on Form 10-K for the year ended December 31, 2025.

Communication with the Board
Any interested party with concerns about the Company may report such concerns to the Board or the Chairman of our Board and the Nominating and Corporate Governance Committee, by submitting a written communication to the attention of such director at the following address:
c/o Pliant Therapeutics, Inc.
331 Oyster Point Boulevard
South San Francisco, CA 94080
You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party.
A copy of any such written communication may also be forwarded to our legal counsel and a copy of such communication may be retained for a reasonable period of time. The director may discuss the matter with our legal counsel, with independent advisors, with non-management directors, or with our management, or may take other action or no action as the director determines in good faith, using reasonable judgment, and applying his or her own discretion.
Communications may be forwarded to other directors if they relate to important substantive matters and include suggestions or comments that may be important for other directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.
The Audit Committee oversees the procedures for the receipt, retention, and treatment of complaints received regarding accounting, internal accounting controls, or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting controls, or auditing matters. The Nominating and Corporate Governance Committee oversees the procedures for the receipt, retention, and treatment of non-financial legal and compliance complaints received, as well as, the confidential, anonymous submission by employees of concerns of this nature. We have also established a toll-free telephone number for the reporting of such activity, which is (855) 722-2298.
Board and Committee Evaluations
The Nominating and Corporate Governance Committee oversees the annual board and committee evaluation process. Generally, the Board and each committee conduct self-evaluations through a variety of means, such as written questionnaires or interviews completed by each director and committee member. The anonymous responses are summarized and provided to the Board and each committee at their next meetings in order to facilitate an examination and discussion by the Board and each committee of the effectiveness of the Board and committees, board and committee structure and dynamics, and areas for possible improvement. The Nominating and Corporate Governance Committee establishes the board and committee evaluation process each year. An independent third party periodically assists in the evaluation process.

DIRECTOR COMPENSATION
The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors during the fiscal year ended December 31, 2025. Dr. Coulie, who is our President and Chief Executive Officer, did not receive any additional compensation for his service as a director. The compensation received by Dr. Coulie, as our President and Chief Executive Officer, is presented in “Executive Compensation—2025 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Suzanne Bruhn, Ph.D.(2)	52,500	35,100	87,600
Gayle Crowell (3)	60,000	35,100	95,100
John Curnutte, M.D., Ph.D.(4)	47,500	35,100	82,600
Darren Cline, M.B.A.(5)	55,000	35,100	90,100
Thomas McCourt(6)	55,000	35,100	90,100
Hoyoung Huh, M.D., Ph.D.(7)	77,500	35,100	112,600
Katharine Knobil, M.D.(8)	60,000	35,100	95,100
Steve Krognes M.B.A.(9)	60,000	35,100	95,100
David Pyott, M.A., M.B.A.(10)	55,000	35,100	90,100
Smital Shah, M.B.A(11)	21,566	—	21,566

(1)The amounts reported represent the aggregate grant date fair value of the stock option awards granted to the non-employee directors in the fiscal year ended December 31, 2025, calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock option awards reported in this column are set forth in note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. The amounts reported in this column reflect the accounting cost for these stock option awards and may not correspond to the actual economic value that may be received by the non-employee directors upon the exercise of the stock option awards or any sale of the underlying shares of common stock.
(2)As of December 31, 2025, Dr. Bruhn held options to purchase 120,112 shares of our common stock.
(3)As of December 31, 2025, Ms. Crowell held options to purchase 124,224 shares of our common stock.
(4)As of December 31, 2025, Dr. Curnutte held options to purchase 120,118 shares of our common stock.
(5)As of December 31, 2025, Mr. Cline held options to purchase 92,764 shares of our common stock.
(6)As of December 31, 2025, Mr. McCourt held options to purchase 92,764 shares of our common stock.
(7)As of December 31, 2025, Dr. Huh held options to purchase 99,050 shares of our common stock.
(8)As of December 31, 2025, Dr. Knobil held options to purchase 100,764 shares of our common stock.
(9)As of December 31, 2025, Mr. Krognes held options to purchase 83,528 shares of our common stock.
(10)As of December 31, 2025, Mr. Pyott held options to purchase 125,623 shares of our common stock.
(11)Ms. Shah retired from the Board following the 2025 Annual Meeting held on June 5, 2025. Fees paid in cash to Ms. Shah were pro-rated to reflect partial year of service during 2025. As of December 31, 2025, Ms. Shah held options to purchase 108,531 shares of our common stock. The exercise period to purchase these shares of our common stock expires June 5, 2026.

Non-Employee Director Compensation Policy
In December 2024 and again in March 2025, our Board adopted an amended and restated non-employee director compensation policy which governed director compensation for 2025. The policy was designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors. Under the amended and restated policy adopted in December 2024 and in effect after January 1, 2025, our non-employee directors were eligible to receive cash retainers (which will be prorated for partial years of service) as set forth below:

Annual Retainer for Board Membership
Annual service on the Board	$40,000
Additional retainer for annual service as non-executive chairperson or lead director of the Board	$30,000
Additional Annual Retainer for Committee Membership
Annual service as audit committee chairperson	$20,000
Annual service as member of the audit committee (other than chair)	$10,000
Annual service as compensation committee chairperson	$15,000
Annual service as member of the compensation committee (other than chair)	$7,500
Annual service as nominating and corporate governance committee chairperson	$10,000
Annual service as member of the nominating and corporate governance committee (other than chair)	$5,000
Annual service as research and development committee chairperson	$15,000
Annual service as member of the research and development committee (other than chair)	$7,500
In addition, on March 27, 2025, the Board updated the equity retainer portion of the policy in regard to determining the amount of stock options granted to new and continuing directors. Our policy provides that, upon initial election or appointment to our Board, each new non-employee director receives an initial, one-time grant of a non-statutory stock option to purchase shares of our common stock. Prior to March 27, 2025, the grant consisted of the number of options that would result in an aggregate grant date value of $500,000, based on the average closing market price calculated over a trailing 30 day period with an exercise price per share equal to the closing price of a share of our common stock on the date of grant. Under the updated policy, the grant will consist of the lesser of the number of options that would result in an aggregate grant date value of $500,000, based on the average closing market price calculated over a trailing 30-day period, or 60,000 options (the “Director Initial Grant”) with an exercise price per share equal to the closing price of a share of our common stock on the date of grant. The Director Initial Grant will vest in substantially equal monthly installments over three years beginning on the grant date.
Moreover, on the date of our annual meeting of stockholders, each non-employee director who continues as a member of the Board following such annual meeting of stockholders will receive an annual grant of a non-statutory stock option to purchase shares of our common stock. Prior to March 27, 2025, the grant consisted of the number of options that would result in an aggregate grant date value of $250,000, based on the average closing market price calculated over a trailing 30-day period on the date of such annual meeting with an exercise price per share equal to the closing price of a share of our common stock on the date of grant. Under the updated policy, the grant will consist of the lesser of the number of options that would result in an aggregate grant date value of $250,000, based on the average closing market price calculated over a trailing 30-day period on the date of such annual meeting, or 30,000 options (the “Director Annual Grant”) with an exercise price per share equal to the closing price of a share of our common stock on the date of grant. 25% of the Director Annual Grant will vest on the first day of each calendar quarter following the grant date for three calendar quarters and the remaining 25% of the Director Annual Grant will vest on the earlier of (i) the one-year anniversary of the grant date or (ii) the next annual meeting of stockholders. The updated policy also adds that a new non-employee director appointed outside of an annual meeting will receive a pro-rated Director Annual Grant based on the number of days he or she serves as a non-employee director prior to our next annual meeting.
The Director Initial Grant and Director Annual Grant (including any pro-rated portions) are subject to full acceleration of vesting upon the sale of our company and will cease vesting if the director resigns from our Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting.
The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any non-employee director in a calendar year period will not exceed $1,000,000 in the first calendar year such individual became a non-employee director and $750,000 in any other calendar year (with the value of equity compensation based on the grant date fair value thereof).
We will reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our Board or any committee thereof.

PROPOSAL NO. 2 – TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE RESOLUTION APPROVING NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with Section 14A of the Exchange Act, we are requesting stockholder approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers during 2025, as described in this proxy statement. This proposal, commonly known as a “say-on-pay” vote, gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program. In accordance with the preference of our stockholders expressed at our “say-on-frequency” vote conducted at our 2022 Annual Meeting of Stockholders, this vote is held on an annual basis. This vote is not intended to address any specific element of compensation, but rather the overall compensation of our Named Executive Officers and the compensation philosophy, policies and practices described in this proxy statement.
As discussed under the heading “Executive Compensation - Overview of Executive Compensation” in this proxy statement, the goals of our executive compensation program are to attract, engage, and retain executive officers who share our vision and are deeply connected to our mission. Our overall compensation philosophy is market-based and is designed to align the interests of our executive officers with those of our stockholders and our long-term success.
Our compensation program is designed to reinforce a pay-for-performance culture and support our long-term strategic objectives. We strive to incentivize executive officers to achieve our short-term and long-term business objectives in order to increase stockholder value over the long-term. Our program combines competitive fixed and variable cash compensation as well as a mix of equity instruments that we believe will motivate and retain our executive officers to increase stockholder value over the long-term. Our compensation program is guided by the following principles:
1. A significant portion of total target compensation should be allocated to incentive-based compensation opportunities;
2. Incentive plan objectives should contribute to increased stockholder value; and
3. A significant portion of total compensation should be in the form of variable compensation.
The Compensation Committee conducts an annual competitive compensation study to guide decisions regarding total and individual compensation components and values. For details on our executive compensation program, we encourage you to carefully read the "Executive Compensation - Overview of Executive Compensation" section of this proxy statement, the 2025 Summary Compensation Table, as well as the other related tables and disclosures.
Accordingly, we are asking our stockholders to approve the following resolution at the Annual Meeting:
RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the Company’s proxy statement for the 2026 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Executive Compensation section, compensation tables and narrative discussion.
Although this advisory vote is non-binding, our Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of this say-on-pay vote when making future compensation decisions for our executive officers.
The board of directors recommends voting “FOR” Proposal No. 2 to approve, by non-binding advisory vote, the resolution approving Named Executive Officer compensation.

EXECUTIVE COMPENSATION
Overview of Executive Compensation
This section describes the compensation program for our Named Executive Officers. In particular, this section focuses on our 2025 executive compensation program and related decisions.
We are now a "smaller reporting company" under Item 10 of Regulation S-K promulgated under the Exchange Act and the following compensation disclosure is intended to comply with the requirements applicable to smaller reporting companies. Although the rules allow us to provide less detail about our executive compensation program than companies that are not smaller reporting companies, our Compensation Committee is committed to providing the information necessary to help stockholders understand its executive compensation-related decisions. Accordingly, this section includes supplemental narratives that describe our 2025 compensation program for our Named Executive Officers.
The compensation provided to our Named Executive Officers for the fiscal year ended December 31, 2025 is detailed in the 2025 Summary Compensation Table and accompanying footnotes and narratives that follow. Our Named Executive Officers for the fiscal year ended December 31, 2025 consist of (i) our Chief Executive Officer, (ii) our two most highly compensated individuals (other than our Chief Executive Officer) who were serving as executive officers on December 31, 2025, and (iii) one other individual who would have been one of our two most highly compensated individuals (other than our Chief Executive Officer) but for the fact that he was no longer serving as an executive officer on December 31, 2025, (collectively, the “Named Executive Officers”). For 2025, our Named Executive Officers were:

Name	Position
Bernard Coulie, M.D., Ph.D., M.B.A.	President, Chief Executive Officer and Director
Keith Cummings, M.D., M.B.A.	Chief Financial Officer
Minnie Kuo	Chief Operating Officer
Éric Lefebvre, M.D.	Former Chief Medical Officer
Executive Compensation Philosophy
The Compensation Committee of the Board believes that our executive compensation program should reward actions and behaviors that build a foundation for our long-term performance, while also rewarding the achievement of short-term performance goals informed by our strategy. Our overall compensation philosophy is to provide market-based compensation, as described further below, with a significant portion of compensation delivered in the form of long-term incentives to align the interests of our executive officers with our stockholders. We strive to incentivize our executive officers to achieve our short-term and long-term business objectives in order to increase stockholder value over the long-term. Our 2025 executive compensation program combines competitive fixed and variable compensation elements in the forms and proportions that we believe will motivate our executive officers to increase stockholder value over the long-term. Our compensation program is guided by the following principles:
1. A significant portion of total target compensation should be allocated to incentive-based compensation opportunities;
2. Incentive plan objectives should contribute to increased stockholder value; and
3. A significant portion of total compensation should be in the form of variable compensation.
Based on our compensation philosophy, our performance-driven annual compensation program for 2025 consists of three principal pay elements as outlined in the table below:

2025 Pay Elements
	Base Salary	Annual Cash Incentive Awards	Equity Awards
Who Receives	All Named Executive Officers
When Granted	Annually
Form of Delivery	Cash		Stock options	Restricted stock units ("RSUs")
Type of Performance	Short term emphasis		Long-term emphasis	Long-term emphasis
Performance/Vesting Period	N/A	1 year	4 year time-vesting	3 year time-vesting
How Payout Determined	Compensation Committee determination, considering performance, peer compensation levels, experience, and impact of individual executives	Based on established corporate objectives, as well as individual performance 2025 performance measures are described below	Based upon stock price appreciation between grant and exercise	Based upon stock price at vesting
Rationale for Inclusion	Provides financial stability and security in the form of a fixed amount for performing job responsibilities	Motivates and rewards for attaining the 2025 Company goals and objectives (described in the "Annual Cash Incentives" section of this overview) as well as individual performance goals	Motivates and rewards for long-term performance as well as aligns interests with stockholder interests and changes in stockholder value over the long-term

Key Compensation Policies and Practices
We are committed to having strong governance standards with respect to our executive compensation program, policies, and practices. Consistent with this focus, we maintain the following policies and practices that we believe demonstrate our commitment to executive compensation best practices.

What We Do:
✔
Pay-for-performance. A significant portion of the Named Executive Officers’ compensation is delivered in the form of variable compensation that is linked to our performance or stock price through annual cash incentive awards, stock options, and RSU grants. For 2025, variable compensation comprised the largest component of the total compensation for our Named Executive Officers.

✔
Linkage between quantitative performance measures and operating objectives. Performance measures for annual incentive compensation are linked to operating objectives informed by our business strategy and designed to support long-term stockholder value creation.

✔
“Double trigger” in the event of a change-in-control. For all of our Named Executive Officers, in the event of a change-in-control, equity awards will accelerate upon a “double trigger” – meaning that both a change-in-control and qualifying termination of employment must occur for automatic acceleration.

✔	Independent compensation consultant. The Compensation Committee retains its own compensation consultant to review the Company’s executive compensation program and practices.
✔
Annual risk assessment. Based on our annual risk assessment, we have concluded that our compensation program does not present a risk that is reasonably likely to have a material adverse effect on the Company.

✔
Annual peer group review. The Compensation Committee, with the assistance of its independent compensation consultant, annually reviews the composition of the peer group used to evaluate our executive compensation program and makes adjustments to the composition of the group as it deems appropriate.

✔
Clawback policy. In 2023, the Compensation Committee amended and restated our compensation clawback policy to conform with the SEC Clawback Rules (Rule 10D-1), allowing us to recover incentive compensation paid to certain officers (including the Named Executive Officers) in the event of certain financial statement restatements.

What We Don't Do:
✘	No change-in-control tax gross-ups.
✘	No material perquisites.
✘	The Company does not maintain excessive severance benefits.
✘	The Company does not time equity grants to coincide with the release of material non-public information.
✘	The Company does not allow directors and employees (including all Named Executive Officers) to hedge or pledge their Company securities.
How We Make Executive Compensation Decisions

Role of the Board, Compensation Committee, and our Executive Officers
The Compensation Committee determines the compensation of our Chief Executive Officer and each of our other executive officers and reports its decisions to the Board. In setting the compensation of our Chief Executive Officer, the Compensation Committee assesses and considers the Chief Executive Officer's individual performance, along with other factors. In setting the compensation of our other executive officers, the Compensation Committee considers the Chief Executive's review of each executive officer's performance and his recommendation with respect to their compensation. Factors that might influence the amount of compensation awarded include market competition for a particular position, the strategic importance of the position, requirements of the position relative to benchmark norms, retention considerations, an individual's performance, possession of a unique skill or knowledge set, proven leadership capabilities, and internal pay equity. The Compensation Committee's responsibilities regarding executive compensation are further described in the "Corporate Governance" section of this proxy.
In addition, pursuant to our 2020 Stock Option and Incentive Plan (the "2020 Plan"), for which the Compensation Committee is administrator, the Compensation Committee has established a subcommittee consisting of our Chief Executive Officer, Chief Financial Officer and the Chief Human Resources Officer (the "Equity Grant Committee"). The Equity Grant Committee may grant stock options and RSUs as authorized under the 2020 Plan to certain eligible recipients who are not members of the Equity Grant Committee, subject to Section 16 of the Exchange Act, or a vice president or higher level employee that reports directly to the Chief Executive Officer, subject to certain parameters and guidelines approved by the Compensation Committee.
Guidance from Independent Compensation Consultant
The Compensation Committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies. The Compensation Committee engaged Pearl Meyer to provide services related to the review of any 2025 compensation adjustments including a review of peer group compensation data, awards under our equity incentive program, the setting of performance goals in our annual incentive plan, an analysis of the relationship between our pay and performance relative to peers, trends in tax and regulatory developments with respect to executive compensation, our compensation peer group, and our non-employee director compensation program. Beginning in September 2025, the Compensation Committee retained Alpine Rewards, an independent compensation consulting firm supporting Life Sciences and Technology companies, to succeed Pearl Meyer as its external compensation consultant and to advise on compensation matters, including setting 2026 compensation and those services and matters listed above. Neither Pearl Meyer nor Alpine Rewards provided any other services to us. Pearl Meyer was retained by and reported to the Compensation Committee and, at the request of the Compensation Committee, participated in Compensation Committee meetings. Similarly, Alpine Rewards is retained by and reports to the Compensation Committee and, at the request of the Compensation Committee, participates in Compensation Committee meetings. Based on consideration of the various factors set forth in applicable Nasdaq and SEC rules, the Compensation Committee does not believe that its relationship with either Pearl Meyer or Alpine Rewards or either firm's work on behalf of the Compensation Committee has raised any conflicts of interest.
Use of Peer Group
The Compensation Committee believes that compensation decisions are complex and require a deliberate review of our performance, peer compensation levels, experience and impact of individual executives, and individual performance. When evaluating total target compensation, the Compensation Committee generally considers the 50th percentile to be market competitive.
In addition, when delivering compensation in excess of the 50th percentile of the market data, the Compensation Committee has generally elected to deliver such increases in the form of long-term incentives to align the executive officer's interests with stockholders through the risks and rewards of equity ownership and to further support the execution of our long-term strategy.
Although the Compensation Committee considers the 50th percentile to be market competitive, the Compensation Committee may set compensation above or below the 50th percentile when warranted based on performance or other qualitative factors. The factors that might influence the amount of compensation awarded include market competition for a particular position, the strategic importance of the position, requirements of the position relative to benchmark norms, retention considerations, an individual's performance, possession of a unique skill or knowledge set, proven leadership capabilities, and internal pay equity.
To obtain a broad view of competitive practices, the Compensation Committee reviews market data for peer group companies. The Compensation Committee believes that our executive compensation peer group should reflect the markets in which we compete for business, executive talent and capital. In September 2024, the Compensation Committee, with the guidance of Pearl Meyer, selected companies based on the following peer selection criteria to inform 2025 compensation decisions:
•Industry: Public U.S. Pre-Commercial Biopharma Organizations

•Similar Company Profile: Predominantly in Phase 2 and Phase 3 Clinical Trials, with a focus on fibrotic disease and small molecule therapeutics when possible. At the time of the selection, we had initiated BEACON-IPF, an adaptive
Phase 2b/3 trial.
•Market Capitalization: $300 million to $3 billion. This range is about 0.33x to 3x our 30-day average trailing market capitalization at the time of approximately $790 million.
•Number of employees: 75-300 full time employees. At the time of selection, we had 166 full-time employees.
•Prioritization of companies located in biotech talent hubs such as Massachusetts and California.
The Compensation Committee approved the peer group of companies set forth below to evaluate 2025 executive compensation decisions. For 2025, as a result of continuing market volatility in the biotech industry, Pearl Meyer recommended, and our Compensation Committee approved, a number of changes to the peer group that was used to evaluate 2024 compensation, including the following: (i) the removal of Iovance Biotherapeutics, RAPT Therapeutics, Tarsus Pharmaceuticals and Ventyx Bioscience due to market capitalization falling below selection criteria or becoming commercial stage companies; (ii) the removal of Inhibrix and Morphic due to acquisition; and (iii) the addition of Alector, Disc Medicine, IGM Biosciences, iTeos Therapeutics, Olema Pharmaceuticals and Structure Therapeutics due to comparability in terms of market capitalization, company profile and/or geographic considerations.

1. 4D Molecular Therapeutics
2. Akero Therapeutics
3. Alector
4. Arcturus Therapeutics
5. Crinetics Pharmaceuticals
6. Day One Biopharmaceuticals
7. Disc Medicine
8. Erasca
9. IDEAYA Biosciences
10. IGM Biosciences
11. iTeos Therapeutics

12. KalVista Pharmaceuticals
13. Keros Therapeutics
14. Kura Oncology
15. Kymera Therapeutics
16. Olema Pharmaceuticals
17. Protagonist Therapeutics
18. Replimune Group
19. Rocket Pharmaceuticals
20. Scholar Rock
21.Structure Therapeutics, Inc.
22. Viridian Therapeutics
Consideration of Prior Say-on-Pay Results and Compensation Changes Implemented
The Compensation Committee, which is responsible for overseeing our executive compensation program, considers as part of its annual compensation review process whether our executive compensation program is aligned with the interest of our stockholders. We provide stockholders with an annual opportunity for an advisory (non-binding) vote on our executive compensation program (a "Say-on-Pay" vote; Proposal No. 2). In 2025, the Compensation Committee's review considered, among other things, the Say-on-Pay vote in connection with the 2025 Annual Meeting of Stockholders, which received support from approximately 77.06% of the votes cast. The 2025 Say-on-Pay vote outcome was below the Say-on-Pay support we received from our stockholders in the first two years in which we provided our stockholders with Say-on-Pay vote in 2022, with a 2022 Say-on-Pay vote result of 99.6% of the votes cast in favor and a 2023 Say-on-Pay vote result of 97.2% of the votes cast in favor, but well above the 45.3% Say-on-Pay support we received from our stockholders in 2024. We believe this increase in support was due in part to our stockholder outreach program and the changes we made to our compensation program and disclosures as a response to our 2024 Say-on-Pay vote.
Following the 2024 Annual Meeting of Stockholders, at which our Say-on-Pay proposal relating to 2023 executive compensation received 45.3% support, we initiated an expanded stockholder outreach program to better understand investor perspectives on our executive compensation program and governance practices. This engagement continued throughout 2025 and into 2026.
In late 2025, we contacted stockholders representing approximately 60.2% of our total shares outstanding to solicit feedback on executive compensation, governance matters, and broader strategic topics. We sent a detailed letter to this group of stockholders outlining our executive compensation program, the factors that contributed to the 2024 Say-on-Pay outcome, the themes underlying proxy firm advisory recommendations, and the Compensation Committee's reasoning and rationale in evaluating those matters. The letter also described actions taken to strengthen alignment with shareholder expectations, including the engagement of a new independent compensation consultant, the appointment of Darren Cline as Chair of the Compensation Committee, and the adoption of formal equity grant timing policies.
Stockholders representing approximately 14.4% of our shares outstanding accepted our invitation to engage directly with the Company. Several additional stockholders indicated that, after reviewing the material provided, they did not have further questions at that time, while others did not respond. The Chair of the Compensation Committee, Darren Cline, participated in all meetings held with stockholders between late 2025 and early 2026. Feedback from those engagements was shared with and considered by the Compensation Committee in its evaluation of our executive compensation program and related governance practices.
The conversations with stockholders focused on our executive compensation program in general, key corporate governance related matters, and disclosures. While investors we spoke to in 2025 generally expressed minimal to no concern for the general structure of our current executive compensation program, the table below outlines specific feedback on certain of the topics discussed following both the 2024 and 2025 Say-on-Pay vote and the actions we have taken to address this feedback:

Compensation Factor	Feedback Received and Analysis	Company Response
Cash Incentive Disclosure	In 2025, some stockholder expressed that if the annual cash incentive plan was determined by program-based metrics, then more clarity is preferred around the performance goals, including sub-goals and individual components	Enhanced disclosure on the annual cash incentive plan including additional and expanded disclosure regarding the 2025 performance goals and sub-goals and Company and individual achievement.
Alignment Between Management and Stockholders' Interest	Previously, while stockholders generally acknowledged that performance-based RSUs ("PSUs") may not have been an appropriate equity vehicle in 2024, they wanted to better understand how the Compensation Committee determined the mix of equity awards and its process with respect to granting equity compensation.	Enhanced disclosure regarding how the Compensation Committee utilizes competitive data and approaches equity compensation. Specifically, this included expanded disclosure regarding how the Compensation Committee evaluates each type of equity award, and its determination that stock options, and to a lesser extent, RSUs have a performance-based component, because as a pre-commercial biotech company, the performance of our stock is expected to generally track with the achievement of key business objectives.

The Compensation Committee will continue to assess the equity mix over time and, as our business evolves, ensure alignment with market best practices for our industry and support our business priorities and talent retention objectives.

Equity Award Sizing	Some stockholders previously expressed concern regarding the sizing of the 2023 annual equity grants and a perceived pay for performance disconnect based on our total shareholder return ("TSR") for the year.
While the Compensation Committee intends to continue its historical practice of using the 30-day average stock price to size the grants, in recognition of the potential impact of the stock price on the grant date fair value, the Compensation Committee adopted a policy in September 2024 on equity grant timing to, among, other things, require the equity grant size and/or vehicle mix to be re-assessed and refreshed if the 30-day average stock price preceding the grant date is trending +/- 20% from the 30-day average stock price used to size the grants. This policy is described in more detail in the section entitled "Policies and Practices Related to the Grant of Equity Awards" section of this Proxy Statement. This policy continued to apply during 2025.
Equity Award Sizing	Some stockholders previously expressed concern regarding setting equity compensation awards in relation to the 50th to 75th percentiles of the competitive market.	We have continued to include enhanced disclosure to clarify how the Compensation Committee utilizes competitive data, including clarification regarding the goal of aligning around the 50th percentile, with adjustments from that competitive positioning based on our performance, peer compensation levels, experience and impact of individual executives, and individual performance.

Moreover, it is our practice that, when compensation is delivered in excess of the 50th percentile, the Compensation Committee seeks to deliver such compensation in the form of long-term incentives to align the executive officer's interests with stockholders through the risks and rewards of equity ownership and to further support the execution of our long-term strategy.
In addition to the above changes, since our initial public offering, the Board and the Company have engaged in an ongoing review of our executive compensation program and have continued to make refinements to reflect our maturation as a public company, including:
•In January 2023, we hired Lily Cheung, a highly experienced public company biotech Chief Human Resources Officer;
•Since 2023, the Board has appointed three new directors with late stage and commercial strategy experience (Darren Cline, Thomas McCourt, and Steve Krognes);
•In June 2024, the Board appointed a new Chair of the Compensation Committee (Darren Cline) and added our Chairman of the Board (Hoyoung Huh) to the Compensation Committee; and
•In September 2025, the Compensation Committee retained Alpine Rewards, an independent compensation consulting firm supporting Life Sciences and Technology companies, to succeed Pearl Meyer as its external compensation consultant.
With these changes and enhancements, the Compensation Committee believes that the structure of our executive compensation program is currently performance-oriented, transparent, and aligned with the interests of our stockholders.
Elements of Compensation for our Named Executive Officers
Base Salary

Base salaries are benchmarked against our peer group and intended to provide a level of compensation sufficient to attract and retain an effective management team in the highly competitive biotechnology talent market, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our Named Executive Officers are designed to reflect each executive officer’s scope of responsibility and accountability and are adjusted annually after reviewing market data and individual performance.
The table below sets forth the 2024 and 2025 base salary level for each of our Named Executive Officers:

Named Executive Officer	2024 Annual Base Salary ($)	2025 Annual Base Salary ($)	% Increased
Bernard Coulie, M.D., Ph.D., M.B.A.	640,815	682,000	6.4%
Keith Cummings, M.D., M.B.A.	484,496	503,876	4.0%
Minnie Kuo	435,830	470,696	8.0%
Éric Lefebvre, M.D. (1)	520,312	539,043	3.6%
(1) Dr. Lefebvre's employment was terminated effective December 15, 2025 and he received a pro-rated 2025 annual base salary.
The Compensation Committee approved a 6.4% increase to Dr. Coulie's base salary for 2025. This increase included a market adjustment to move his base salary in line with our peer group median. The Compensation Committee also approved an 8% increase to Ms. Kuo's base salary for 2025 based on her strong leadership of the clinical operations team and its achievements with BEACON-IPF Phase 2b clinical trial site activations and patient enrollment in 2024 as well as to account for a market adjustment to more closely align her base salary to our peer group median. The increases to Drs. Cummings and Lefebvre's base salaries for 2025 were for cost of living adjustments.
Annual Cash Incentives
During 2025, we provided our senior leadership team with annual cash incentive compensation through our cash bonus plan. Cash incentives hold executives accountable, reward the executives based on actual business results, and help create a “pay for performance” culture.
In general, our cash bonus plan provides cash incentive award opportunities for the achievement of performance goals established by the Compensation Committee at the beginning of the fiscal year. Payouts to participants vary based on performance as compared to the target performance goals recommended by the Compensation Committee and approved by the Board, with such modifications as the Board determines to be appropriate. The Compensation Committee also retains discretion to adjust payouts for any factors it deems appropriate but did not use any positive discretion for the determination of 2025 payouts. For 2025, the target bonus opportunities for Dr. Coulie and our other Named Executive Officers under the cash bonus plan were unchanged from 2024, at 60% and 40%, respectively.
The Compensation Committee undertakes a rigorous review and analysis to establish performance goals under the cash bonus plan, with the performance goals linked to our operating strategy and key measures of our success in executing against our strategic operating plan. In December 2024, the Compensation Committee recommended, and the Board adopted, performance goals relating to program-related metrics (weighted 60% of the bonus pool for clinical, program and regulatory metrics tied to our bexotegrast-related programs), research-related metrics (weighted 10% of the bonus pool), and financial and operational metrics (weighted 30% of the bonus pool for financial, operational and workforce metrics, with an ability to increase to 40% based on a stretch goal), as set forth in the table below. In addition, the 2025 program included a sub-metric stretch goal under the financial and operational metrics that provided the opportunity to add an additional 10% to the bonus pool in the aggregate, which was partially achieved. The goals were designed to be challenging, but achievable with the coordinated, cross-functional focus and effort by the executive team.

2025 Goals	Weighting	Achievement
Program Goals
BEACON-IPF Phase 2b enrollment completion by first quarter and Phase 3 enrollment 80% completed by end of year	25%	0%
Phase 2b-PFF: first patient in by third quarter	15%	0%
Bexotegrast NDA readiness: overall 34% of five Modules completed by end of year 2025	10%	0%
Finalize nitrosamine control strategy for drug substance and drug product processes, in order to provide GMP materials for clinical study	10%	10%
Subtotal:	60%	10%
Research
Demonstrate in vivo efficacy of any integrin-targeted small molecule drug conjugate by end of the year	10%	10%
Subtotal:	10%	10%
Finance and Operational Metrics
Operate at less than 110% of budgeted expenditure by end of the year	25%	25%
Execute a 3-year business plan, including a development and financing plan that yields 18 month of cash runway past year end 2025 by end of the year
Completion of a stretch goal supporting value creation by end of the year	+10%	+5%
Cultivate an environment that elevates behaviors and performance consistent with Pliant's values and culture: Meet the threshold engagement score across Pliant	5%	0%
Subtotal:	30% (40% with stretch goal)	30%
Total:	100% (110% with stretch goal)	50%
On March 3, 2025, we announced that, following a prespecified data review and recommendation by the BEACON-IPF independent Data and Safety Monitoring Board, as well as a secondary review and recommendation by an outside expert panel, we had discontinued our Phase 2b trial which resulted in three of the program goals not being achieved.
Moreover, due to a reduction in force and with 2025 being a time of pivotal transition within Pliant, we did not release an employee engagement survey which in turn resulted in one of the operational goals not being achieved.
Based on our performance, the Compensation Committee approved a 50% bonus pool funding with respect to the 2025 cash bonus plan, with the ability to differentiate payouts on an individual basis based on a qualitative assessment of individual performance.
The Compensation Committee believes that it is important to tie a portion of the annual cash incentives to pre-established individual objectives to allow the Compensation Committee to evaluate and recognize each Named Executive Officer's individual performance in his or her area of responsibility and contributions to the overall performance of the Company. Accordingly, for 2025, the annual cash incentives for the Named Executive Officers other than our President and Chief Executive Officer also included an individual performance component. Given his role in leading the Company, the Compensation Committee determined the annual cash incentive for our President and Chief Executive Officer for 2025 should be based exclusively on corporate performance. The individual objectives vary by participant with performance across all objectives being evaluated qualitatively in the aggregate. Our President and Chief Executive Officer annually evaluates the performance of each Named Executive Officer against his pre-established objectives and makes recommendations to the Compensation Committee regarding the individual performance component under the annual cash incentive program based on such evaluation.
The 2025 individual objectives applicable to the Named Executive Officers other than our President and Chief Executive Officer were aligned with our strategic operating plan and tailored to their functional areas of responsibility and generally fell within the performance categories of financial, strategic, program, clinical, operational, and organizational goals and included, in some cases, a number of sub-goals within each category. The individual objectives are intended to be challenging, but achievable. For 2025, each participant's performance against such objectives was determined holistically based on a retrospective consideration of each individual's performance. Based on their respective performance in 2025, the Compensation Committee approved individual performance achievement modifiers of 100% for Dr. Cummings for his successful implementation of significant cost-cutting measures to extend our cash runway and 110% for Ms. Kuo for her leadership in overseeing the discontinuation and closeout of the BEACON-IPF Phase 2b trial and the start up of the Phase 1b indication expansion trial for PLN-101095 in 2026.
The table below sets forth the target bonus opportunities for each of the Named Executive Officers (each expressed as a percentage of base salary and in dollars), as well as the actual bonus payment amount:

Named Executive Officer	Target Bonus (%)	Target Bonus ($)	Actual Payment ($)
Bernard Coulie, M.D., Ph.D., M.B.A.	60	409,200	204,600
Keith Cummings, M.D., M.B.A.	40	201,550	100,775
Minnie Kuo	40	188,278	103,553
Éric Lefebvre, M.D. (1)	40	215,617	—
(1) Dr. Lefebvre's employment was terminated effective December 15, 2025 and he did not receive a 2025 bonus payment.
Retention Award
In 2025, we also executed Retention Agreements with our senior leadership team, apart from Dr. Coulie, consisting of a one-time cash retention award subject to their continued employment in good standing through December 31, 2025. The award was in an amount equal to their respective target bonus for 2025. Dr. Cummings and Ms. Kuo earned the cash retention award as they continued to be employed by the Company and in good standing through December 31, 2025. Dr. Lefebvre earned the cash retention award, despite his termination being effective on December 15, 2025, as his termination was due to a reduction in force and he executed a Separation Agreement and General Release of Claims within the allotted time under his retention agreement.
The table below sets forth the target bonus opportunities for each of the Named Executive Officers and retention award amount:

Named Executive Officer	2025 Annual Base Salary ($)	Target Bonus (%)	Retention Award Amount ($)
Keith Cummings, M.D., M.B.A.	503,876	40	201,550
Minnie Kuo	470,696	40	188,278
Éric Lefebvre, M.D.	539,043	40	215,617

Equity Incentive Program
To further align the interests of our executive officers with the interests of our stockholders and to further focus our executive officers on our long-term performance, a significant percentage of the target annual compensation delivered to our Named Executive Officers is in the form of equity-based compensation. For 2025, our long-term incentive program was delivered entirely at-risk as the value of the awards fluctuates based on our stock price performance. Utilizing an industry-standard 50-50 split between stock options and RSUs using a blended approach of equity value and grant size as a percent of company with RSUs converted from stock options on a 2:1 basis, two-thirds of the annual long-term incentive awards was delivered in the form of equity through stock options and one-third through RSUs. Our long-term incentive program is structured to balance the objectives of performance alignment and executive retention. Stock options are intended to serve as a performance-based incentive, as they deliver value to participants only when our stock price appreciates, thereby directly linking executive rewards to the creation of long-term stockholder value. RSUs complement this design by supporting our retention goals through market-competitive, service-based awards that promote continued executive engagement while maintaining alignment with stockholders through delivery of our stock. Together, these equity vehicles provide a balanced approach that reinforces both our pay-for-performance philosophy and our commitment to retaining key leadership talent. In determining the mix of the 2025 long-term incentive program, the Compensation Committee determined that stock options, and to a lesser extent, RSUs have a performance-based component, because as a pre-commercial biotech company, the performance of our stock is expected to generally track with the achievement of key business objectives. The Compensation Committee will continue to assess the equity mix over time and, as our business evolves, ensure alignment with market best practices for our industry and support our business priorities and talent retention objectives.
The 2025 equity grants were determined based on individual performance in 2024, input from the Compensation Committee's independent compensation consultant, and the Compensation Committee's review of the public company market data of Named Executive Officers at peer companies. In addition to these factors, the Compensation Committee also considers burn rate and dilution of our outstanding shares when making equity grants. Based on input from the Compensation Committee's independent compensation consultant as well as the grant practices of our peers, in 2025, the Compensation Committee awarded the following stock option and

RSU grants to the Named Executive Officers, with the stock options vesting in 48 monthly installments and the RSUs vesting annually over a three year period, both subject to the recipient’s continued service through each vesting date:

Named Executive Officer	Stock Options (#)	RSU (#)
Bernard Coulie, M.D., Ph.D., M.BA.	325,000	162,500
Keith Cummings, M.D., M.B.A.	113,300	56,650
Minnie Kuo	55,200	27,600
Éric Lefebvre, M.D.	91,300	45,650

The Compensation Committee awarded Drs. Coulie, Cummings and Lefebvre a 10% premium above the market 50th percentile and Ms. Kuo a 15% premium above the market 50th percentile for their 2024 individual performances and achievements in their respective departments.

Stock Option Repricing
Following our announcement on February 7, 2025 of the voluntarily pause in enrollment and dosing on the BEACON-IPF Phase 2 trial, our stock price fell from a closing stock price of $11.95 on February 6, 2025 to a closing stock price of $3.07 on February 10, 2025. It has further fallen with a current 52-week average price as of April 17, 2026 of $1.43/share. As a result, all options are out-of-the-money or "underwater" across the current employee population.
On April 15, 2026, upon the recommendation of the Compensation Committee, the Board approved an option repricing, effective as of April 17, 2026. The repricing was undertaken in accordance with, and as permitted by, the Company’s 2015 Equity Incentive Plan, as amended (the “2015 Plan”), 2020 Plan, as amended, and 2022 Inducement Plan, as amended (the “2022 Plan”). Pursuant to the repricing, effective as of April 17, 2026, all outstanding options granted on or before March 1, 2025 pursuant to the 2015 Plan, the 2020 Plan, or the 2022 Plan that are held by employees as of April 17, 2026, including Drs. Coulie and Cummings and Ms. Kuo, (individually an “Eligible Participant” and together the “Eligible Participants”) were repriced to $1.33 per share, the closing price per share of the Company’s common stock on The Nasdaq Global Select Market on April 17, 2026.
In order to exercise the repriced options at the $1.33 per share exercise price, Eligible Participants are required to remain in service with the Company through the Retention Period. The “Retention Period” commenced on April 17, 2026 and ends on the earliest of the following: (i) either the 18-month anniversary following such date if the Eligible Participant is a member of the Company’s executive leadership team, which consists of Dr. Coulie, Dr. Cummings, Ms. Cheung, Ms. Kuo, Delphine Imbert, Ph.D., the Company’s Chief Technical Officer, and Tim Machajewski, Ph.D., the Company’s Senior Vice President, Head of Research, or the 12-month anniversary following such date for all other Eligible Participants; (ii) the consummation of a Corporate Transaction (as defined by the 2015 Plan); (iii) the consummation of a Sale Event (as defined by the 2020 Plan and 2022 Plan); and (iv) the Eligible Participant’s (a) termination by the Company without cause (as defined in the Eligible Participant’s applicable severance plan) or due to a reduction in force, (b) death or termination due to disability, or (c) if the Eligible Participant is a Vice President or above, resignation from service for good reason (as defined in the Eligible Participant’s applicable severance plan).
The repriced options will be subject to the original exercise price that was in effect immediately prior to April 17, 2026 if the Eligible Participant (i) is terminated by the Company for cause (as defined in the Eligible Participant’s applicable severance plan); (ii) resigns from the Company prior to the end of the applicable Retention Period, except for good reason (as defined in the Eligible Participant’s applicable severance plan) if the Eligible Participant is a Vice President or above; or (iii) elects to exercise the repriced options prior to the end of the applicable Retention Period.
The Compensation Committee and the Board believe that repricing such outstanding options to $1.33 per share is in the best interest of the Company and its stockholders because it provides incentives to retain and motivate our employees, including our executive officers, without incurring stock dilution from additional equity grants or further cash expenditure from additional cash compensation. Moreover, the repricing is consistent with our executive compensation philosophy toward providing long-term incentives as a tool to align the interests of our executive officers with our stockholders while also minimizing incremental dilution for stockholders.
The table below sets forth the amount of outstanding shares subject to the repricing for the Named Executive Officers and the weighted average exercise price of the outstanding shares prior to repricing.

Named Executive Officer	Shares Subject to Repricing (#)	Weighted Average Exercise Price Prior to Repricing ($)
Bernard Coulie, M.D., Ph.D., M.B.A.	1,951,703	15.08
Keith Cummings, M.D., M.B.A.	592,495	16.10
Minnie Kuo	245,200	15.25
Éric Lefebvre, M.D.(1)	N/A	N/A
(1) Dr. Lefebvre's employment was terminated effective December 15, 2025 and was not eligible to participate in the stock option repricing.
Severance Arrangements
We generally execute an offer of employment before an executive joins the Company. This offer describes the basic terms of the executive’s employment, including his or her start date, starting salary, annual incentive target, initial equity grants and, in some cases, severance entitlements. In addition, we maintain an Executive Severance Plan (the “Severance Plan”), in which our Named Executive Officers, and certain other executives, participate. The benefits provided in the Severance Plan replaced any severance for which our Named Executive Officers may be eligible under their offer letters or other agreements or arrangements, except to the extent such offer letters or other agreements, or arrangements provide for greater benefits.
The Severance Plan helps accomplish our compensation philosophy of attracting and retaining exemplary talent and was designed to be aligned with competitive market practices. In addition, the Severance Plan reduces the need to negotiate individual severance arrangements with departing executives and protects our executives from termination for circumstances not of their doing. The Compensation Committee also believes the Severance Plan promotes management independence and helps retain, stabilize, and focus the executive officers in the event of a change-in-control.
The Severance Plan provides that upon a termination by us for any reason other than for "cause" as defined in the Severance Plan, death or "disability," as defined in the Severance Plan, outside of the change in control period (i.e., the period of one year after a "change in control," as defined in the Severance Plan), an eligible participant will be entitled to receive, subject to the execution and delivery of an effective release of claims in favor of the Company and continued compliance with all applicable restrictive covenants, (i) 12 months of "base salary" (i.e., the higher of the annual base salary in effect immediately prior to the date of termination or the annual base salary in effect for the year immediately prior to the year in which the date of termination occurs) for our Chief Executive Officer and nine months of base salary for the other Named Executive Officers, (ii) an amount equal to the Named Executive Officer's target annual bonus in effect immediately prior to the date of termination, pro-rated for the number of days employed during the year of termination, and (iii) an amount equal to the monthly employer contribution, based on the premiums as of the date of termination, that would have been made to provide health insurance for the Named Executive Officer if he or she had remained employed by us for up to 12 months for our Chief Executive Officer and nine months for our other Named Executive Officers. The payments under (i), (ii) and (iii) will be paid in substantially equal installments in accordance with our payroll practice over 12 months for our Chief Executive Officer and nine months for our other Named Executive Officers.
The Severance Plan also provides that upon a (A) termination by us other than for cause, death or disability or (B) resignation for "good reason," as defined in the Severance Plan, in each case within the change in control period, an eligible participant will be entitled to receive, in lieu of the payments and benefits above and subject to the execution and delivery of an effective release of claims in favor of the Company and continued compliance with all applicable restrictive covenants, (I) a lump sum amount equal to 150% of the base salary and 150% of the target annual bonus in effect immediately prior to the date of termination (or immediately prior to the change in control, if higher) for our Chief Executive Officer and 100% of the base salary and 100% of the target annual bonus in effect immediately prior to the date of termination (or immediately prior to the change in control, if higher) for our other Named Executive Officers, (II) a lump sum amount equal to the monthly employer contribution, based on the premiums as of the date of termination, that we would have made to provide health insurance for the participant if the applicable Named Executive Officer had remained employed by us for 18 months for our Chief Executive Officer and 12 months for our other Named Executive Officers and (III) for all outstanding and unvested equity awards of the Company that are subject to time-based vesting held by the participant, full accelerated vesting of such awards; provided, that the performance conditions applicable to any outstanding and unvested equity awards subject to performance-based vesting will be deemed satisfied at the target level specified in the terms of the applicable award agreement.
The payments and benefits provided under the Severance Plan may subject an eligible participant, including the Named Executive Officers, to an excise tax under Section 4999 of the Internal Revenue Code (the "Code"). If the payment or benefits payable in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to the participant.
Dr. Lefebvre's employment was terminated on December 15, 2025 without cause, due to a reduction in force, and he executed a Separation Agreement and General Release of Claims effective as of January 9, 2026. Accordingly, Dr. Lefebvre was entitled to the severance benefits in accordance with the Severance Plan as outlined above.
Other Benefits
Our Named Executive Officers participate in our corporate-wide benefit programs. Our Named Executive Officers are offered benefits that generally are commensurate with the benefits provided to all of our full-time employees, which includes participation in our qualified defined contribution plan. We do not provide perquisites, other than an annual home travel reimbursement, including associated tax reimbursement to Dr. Coulie which was provided as part of his initial employment agreement and relocation in 2015 (amounts reflected in the “All Other Compensation” column in the 2025 Summary Compensation Table below).
Clawback Policy
We maintain a clawback policy that applies to individuals designated by the Board as executive officers for purposes of Section 16 of the Exchange Act. Our clawback policy generally provides that, in the event that (i) an incentive compensation payment or award (or the vesting of such award) was based upon the achievement of financial results that were subsequently the subject of a restatement to correct an accounting error due to material noncompliance with any financial reporting requirement under the federal securities laws and (ii) a lower incentive compensation payment or award would have been made to such officer (or lesser or no vesting would have occurred with respect to such award) based upon the restated financial results, then we will recover the excess cash or equity-based incentive compensation received by such officer during the three fiscal years preceding the date on which we were required to prepare the restatement. Our policy is separate from and in addition to requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to our Chief Executive Officer and Chief Financial Officer. This policy was amended and restated by the Compensation Committee to reflect the final Nasdaq listing rules adopted to implement the compensation recovery requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Policy on Trading, Pledging and Hedging of Company Stock
Our insider trading policy expressly prohibits our executive officers, directors and designated employees and consultants from engaging in certain prohibited transactions, including short sales, purchases or sales of derivative securities or hedging transactions, the use of our securities as collateral in a margin account, and pledging of our securities.
Policies and Practices Related to the Grant of Equity Awards
Grants of equity awards are generally determined and approved at our pre-scheduled Compensation Committee meetings, with the grant date of annual awards typically occurring at the beginning of the year. However, the Compensation Committee may otherwise approve the grant of equity awards in advance of its next scheduled meeting in connection with a new hire, promotion, or other circumstances where the Compensation Committee deems it appropriate to make such grants. Because the Compensation Committee's regular meeting schedule is determined in the prior fiscal year, the proximity of any awards to other significant corporate events is coincidental. The 2025 annual equity grants were approved at the regularly scheduled meeting of the Compensation Committee held January 23, 2025, for each of the Named Executive Officers.
We have not timed the release of material news for the purposes of affecting the value of stock options or the vesting of stock awards, and we have no plan to do so. Further, in September 2024, the Compensation Committee adopted the following equity awards grant timing policy intended to comply with SEC regulations:
•Equity grants will not be made within four (4) business days prior to a known material news announcement or one
(1) business day following a material news announcement; and
•For annual grants or off-cycle grants, equity grant size and/or vehicle mix will be re-assessed and refreshed if the 30-
day average stock price preceding the grant date is trending +/- 20% from the 30-day average stock price used to size the grants.
During 2025, no stock option grants were made to any of our Named Executive Officers during any period, beginning four business days before the filing or furnishing of a periodic report or current report and ending one business day after the filing or furnishing of any such report with the SEC.

2025 Summary Compensation Table
The following table shows for the fiscal year ended December 31, 2025 and 2024 compensation awarded to or paid to or earned by our Named Executive Officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Bernard Coulie, M.D., Ph.D., M.B.A. President, Chief Executive Officer and Director	2025	682,000	—	1,810,250	2,713,750	204,600	52,301	5,462,901
	2024	640,815	—	2,234,936	3,301,144	384,489	53,320	6,614,704
Keith Cummings, M.D., M.B.A. Chief Financial Officer	2025	503,876	201,550	631,081	946,055	100,775	14,000	2,397,337
	2024	484,496	—	963,560	1,423,240	213,178	15,400	3,099,874
Minnie Kuo Chief Operating Officer	2025	470,696	188,279	307,464	460,920	103,553	11,942	1,542,854
Éric Lefebvre, M.D. Former Chief Medical Officer	2025	571,861	215,617	508,541	762,355	—	666,486	2,724,860
	2024	520,312	—	748,176	1,105,104	228,937	13,089	2,615,618
(1)For 2025, the amounts shown represent salary earned by our Named Executive Officers. In the case of Dr. Lefebvre, the amount reported also includes a $55,278 payment for accrued vacation made upon his termination on December 15, 2025.
(2)For 2025, the amounts shown represents the one-time cash retention awards earned by our Named Executive Officers, apart from Dr. Coulie who was excluded from the award, for their continued employment and good standing through December 31, 2025 or, in the case of Dr. Lefebvre, his termination date. See "Retention Award" above for additional information regarding the retention awards.
(3)For 2025, the amounts shown represent the aggregate grant date fair value of the RSUs granted under the 2020 Plan to each of the Named Executive Officers, computed in accordance with FASB ASC Topic 718 based on the closing stock price on the date of grant. The amounts reported in this column reflect the accounting cost for these RSU awards and may not correspond to the actual economic value that may be received by our Named Executive Officers upon the vesting of the RSU awards or any sale of the underlying shares of common stock.
(4)Reflects the aggregate grant date fair value of the stock option awards, computed in accordance with the FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the 2025 stock option awards reported in this column are set forth in note 11 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2025. The amounts reported in this column reflect the accounting cost for these stock option awards and may not correspond to the actual economic value that may be received by our Named Executive Officers upon the exercise of the stock option awards or any sale of the underlying shares of common stock.
(5)For 2025, represents cash amounts earned by our Named Executive Officers under our annual cash incentive program, based on the achievement of certain corporate performance goals and, in the case of the Named Executive Officers other than Dr. Coulie, the Named Executive Officers’ individual performance.
(6)The amount reported for each Named Executive Officer represents the matching contributions made under our 401(k) plan during the year, and in the case of Dr. Coulie, the amount reported also includes personal travel reimbursements and related tax gross-ups of $20,000 and $18,301, respectively, paid pursuant to his employment agreement. For 2025, the amount reported for Dr. Lefebvre also includes a $610,456 severance payment and a $42,030 payment for insurance continuation associated with his termination on December 15, 2025.

2025 Outstanding Equity Awards at Fiscal Year-End
The following table shows for the fiscal year ended December 31, 2025, certain information regarding outstanding equity awards at fiscal year-end for the Named Executive Officers.

		Option Awards(1)				Stock Awards(1)
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Bernard Coulie, M.D., Ph.D, M.B.A.	1/24/2019	146,841	—	2.08	1/24/2029	—	—
	3/31/2020	327,262	—	6.22	3/31/2030	—	—
	1/1/2021	250,000	—	26.50	1/23/2031	—	—
	1/1/2022	430,833	9,167	11.86	1/26/2032	—	—
	1/1/2023	150,427	55,873	34.65	1/25/2033	—	—
	1/16/2023	—	—	—	—	48,766	59,495
	1/1/2024	122,810	133,490	17.44	1/23/2034	—	—
	1/16/2024	—	—	—	—	85,433	104,228
	1/1/2025	74,479	250,521	11.14	49,332.00	—	—
	1/16/2025	—	—	—	—	162,500	198,250
Keith Cummings, M.D., M.B.A.	12/1/2018	76,047	—	2.08	1/24/2029	—	—
	3/31/2020	18,198	—	6.22	3/31/2030	—	—
	1/1/2021	74,250	—	26.50	1/23/2031	—	—
	1/1/2022	121,416	2,584	11.86	1/26/2032	—	—
	1/1/2023	55,562	20,638	34.65	1/25/2033	—	—
	1/16/2023	—	—	—	—	18,000	21,960
	1/1/2024	52,947	57,553	17.44	1/23/2034	—	—
	1/16/2024	—	—	—	—	36,833	44,936
	1/1/2025	25,964	87,336	11.14	1/23/2035	—	—
	1/16/2025	—	—	—	—	56,650	69,113
Minnie Kuo	9/14/2023	84,375	65,625	16.18	9/14/2033	—	—
	1/1/2024	19,166	20,834	17.44	1/23/2034	—	—
	1/16/2024	—	—	—	—	13,333	16,266
	1/1/2025	12,650	42,550	11.14	1/23/2035	—	—
	1/16/2025	—	—	—	—	27,600	33,672
Eric Lefebvre, M.D.(5)	1/24/2019	62,937	—	2.08	1/24/2029	—	—
	3/31/2020	57,646	—	6.22	3/31/2030	—	—
	1/1/2021	73,250	—	26.50	1/23/2031	—	—
	1/1/2022	137,083	2,917	11.86	1/26/2032	—	—
	1/1/2023	58,333	21,667	34.65	1/25/2033	—	—
	1/16/2023	—	—	—	—	19,000	23,180
	1/1/2024	41,112	44,688	17.44	1/23/2034	—	—
	1/16/2024	—	—	—	—	28,600	34,892
	1/1/2025	20,922	70,378	11.14	1/23/2035	—	—
	1/16/2025	—	—	—	—	45,650	55,693
(1)Each equity award is subject to the terms of our 2015 Equity Incentive Plan (the “2015 Plan”), the 2020 Plan, or the 2022 Inducement Plan (the "2022 Plan"), as follows, and certain acceleration of vesting provisions under the Severance Plan. All awards granted prior to 2021 are subject to the terms of our 2015 Plan. With the exception of Ms. Kuo's 2023 award, which is subject to the terms of our 2022 Plan, all awards granted in 2021 and thereafter are subject to the terms of our 2020 Plan.
(2)1/48th of the shares vest and become exercisable on each monthly anniversary of the vesting commencement date while the Named Executive Officer is providing continuous service to the Company through each vesting date.

(3)The amounts shown represent the RSUs granted under the 2020 Plan that are scheduled to vest in three equal annual installments from the vesting commencement date, subject to the Named Executive Officer's continuous service on each such date.
(4)Based on the closing price of a share of our common stock on December 31, 2025, which was $1.22.
(5)Under the terms of the Consulting Agreement effective December 16, 2025 between Dr. Lefebvre and Pliant, Dr. Lefebvre's existing equity will continue to vest in accordance to the 2025 Plan or 2020 Plan, as applicable, while he is engaged under the Consulting Agreement as a consultant to Pliant.

Compensation Risk Assessment
We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. Our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.
Equity Compensation Plan Information
The following table provides information as of December 31, 2025 regarding shares of common stock that may be issued under our equity compensation plans, consisting of the 2015 Plan, 2020 Plan, 2020 Employee Stock Purchase Plan ("ESPP") and 2022 Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	7,739,313	(2)	$15.43	(3)	9,524,303	(4)
Equity compensation plans not approved by security holders(5)	575,000		13.53		1,425,000
Total	8,314,313		$15.28		10,949,303
(1)Consists of the 2015 Plan, the 2020 Plan and the 2020 ESPP. Awards outstanding under either the 2015 Plan or 2020 Plan that are forfeited, canceled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise) shall be added back to the shares available for issuance under the 2020 Plan. Additionally, the 2020 Plan and the 2020 ESPP are each subject to automatic increases on January 1 of each year. The number of shares added to the 2020 Plan each January 1 will be equal to the lesser of: (i) 5% of the common stock issued and outstanding on the immediately preceding December 31 or (ii) such amount as determined by the Compensation Committee. The number of shares added to the 2020 ESPP each January 1 will be equal to the lesser of: (i) 700,000 shares, (ii) 1% of the common stock issued and outstanding on the immediately preceding December 31 or (iii) such amount as determined by the Compensation Committee.
(2)The amount shown does not include any purchase rights accruing under the 2020 ESPP during the offering period ending February 28, 2026. Subject to the number of shares remaining in the share reserve, the maximum number of shares purchasable by any participant in the 2020 ESPP for any offering period may not exceed 3,000 shares.
(3)The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying RSUs, which have no exercise price.
(4)As of December 31, 2025, there were 7,832,167 shares available for grant under the 2020 Plan, no shares available for grant under the 2015 Plan, and 1,692,136 shares available for issuance under the ESPP. The amount shown does not include 3,072,469 and 614,494 additional shares reserved for issuance in January 2026 under the 2020 Plan and 2020 ESPP, respectively, pursuant to the automatic increase feature described in note (1) above. Amount includes purchase rights accruing under the 2020 ESPP during the offering period ending February 28, 2026.
(5)Consists of the 2022 Plan, which was adopted in September 2022 without stockholder approval pursuant to Rule 5635(c) of the Nasdaq listing rules. The 2022 Plan provides for the grant of RSUs, non-statutory stock options, stock appreciation rights, and restricted stock awards to individuals permitted by Rule 5635(c) of the Nasdaq listing rules. In addition, stock awards must be approved by either a majority of the “independent directors” (as such term is defined in Rule 5605(a)(2) of the Nasdaq listing rules) or the Compensation Committee, provided such committee comprises solely independent directors. The terms of the 2022 Plan are otherwise substantially similar to the 2020 Plan. On September 14, 2022, we initially reserved 1,000,000 shares of our common stock for issuance under the

2022 Plan., and on December 10, 2024, we reserved an additional 1,000,000 shares of our common stock for issuance under the 2022 Plan.

PAY VERSUS PERFORMANCE
Pursuant to Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, the Pay Versus Performance Table (set forth below) is required to include “Compensation Actually Paid,” as calculated per SEC disclosure rules, to the Company’s principal executive officer (“PEO”) and the Company’s non-PEO Named Executive Officers, as noted below. “Compensation Actually Paid” represents a required calculation of compensation that differs significantly from the Summary Compensation Table calculation of compensation, the Named Executive Officer’s realized or earned compensation, as well as from the way in which the Compensation Committee views annual compensation decisions, as discussed in the Overview of Executive Compensation. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by our Named Executive Officers, including with respect to our equity awards which remain subject to forfeiture if the vesting conditions are not satisfied.

Fiscal Year(1)	Summary Compensation Table Total for PEO ($)(2)	Compensation Actually Paid to PEO ($)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)	Value of initial fixed $100 investment based on:(4)	Net Loss ($ million)
					Total shareholder return ($)
2025	5,463,701	(3,299,907)	2,221,363	(420,567)	$6.31	149.3
2024	6,614,704	530,461	2,431,269	649,835	$57.97	210.3
2023	11,165,999	5,182,668	4,200,056	2,135,482	$79.71	161.3
(1)Dr. Coulie served as our PEO for the entirety of 2025, 2024, and 2023 and our other Named Executive Officers for the applicable years were as follows:
–2025: Keith Cummings, Minnie Kuo and Eric Lefebvre
–2024: Keith Cummings, Hans Hull, Eric Lefebvre and Mike Ouimette
–2023: Keith Cummings Hans Hull, Eric Lefebvre and Mike Ouimette
We qualify as a smaller reporting company. Accordingly, Pay Versus Performance disclosure has been provided for 2025, 2024, and 2023 in accordance with SEC disclosure rules.
(2)Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Dr. Coulie and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the Named Executive Officers reported for the applicable year other than Dr. Coulie.
(3)To calculate “Compensation Actually Paid,” adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Dr. Coulie and for the average of the other Named Executive Officers is set forth following the footnotes to this table.
(4)Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2022 in our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.

Compensation Actually Paid Adjustments

	PEO
Fiscal Year	2023	2024	2025
Summary Compensation Table Total (a)	$11,165,999	$6,614,704	$5,463,701
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year (b)	(10,169,031)	(5,536,080)	(4,524,000)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year (c)	4,330,409	3,379,359	337,045
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years (d)	(2,075,000)	(1,524,677)	(3,107,524)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year (e)	647,979	557,771	113,919
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year (f)	1,282,312	(2,960,616)	(1,583,048)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year (g)	—	—	—
Compensation Actually Paid	$5,182,668	$530,461	$(3,299,907)

	Non-PEO NEOs(h)
Fiscal Year	2023	2024	2025
Summary Compensation Table Total (a)	$4,200,056	$2,431,269	$2,221,363
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year (b)	(3,543,282)	(1,740,420)	(1,205,472)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year (c)	1,509,042	1,062,399	89,810
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years (d)	(545,517)	(479,955)	(1,076,171)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year (e)	225,673	175,347	30,355
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year (f)	289,510	(798,805)	(480,452)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year (g)	—	—	—
Compensation Actually Paid	$2,135,482	$649,835	$(420,567)
(a)Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year. With respect to the other Named Executive Officers, amounts shown represent averages.
(b)Represents the grant date fair value of the stock option and stock awards granted during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(c)Represents the fair value as of the indicated fiscal year-end of the outstanding and unvested option awards and stock awards granted during such fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(d)Represents the change in fair value during the indicated fiscal year of each option award and stock award that was granted in a prior fiscal year and that remained outstanding and unvested as of the last day of the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(e)Represents the fair value at vesting of the option awards and stock awards that were granted and vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(f)Represents the change in fair value, measured from the prior fiscal year-end to the vesting date, of each option award and stock award that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(g)Represents the fair value as of the last day of the prior fiscal year of the option award and stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(h)See footnote 1 above for the Named Executive Officers included in the average for each year.

Relationship Between Pay and Performance

We believe the “Compensation Actually Paid” in each of the years reported above and over the three-year cumulative period are reflective of the Compensation Committee’s emphasis on “pay-for-performance” as the “Compensation Actually Paid” fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against our performance goals under our annual cash incentive program. As is the case with many pre-commercial companies in the biotechnology industry, the Company’s incentive objectives are predominantly tied to the Company’s strategies and operational goals rather than financial goals. Accordingly, the Company’s compensation program is not meaningfully influenced by financial metrics, such as net loss and the Company does not have a company selected measure.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Except for the compensation arrangements, including employment, termination of employment and change in control arrangements, with our directors and executive officers, including those discussed in the sections entitled “Executive Compensation” and “Director Compensation,” there have been no transactions since January 1, 2024 in which:
•we have been or are to be a participant;
•the amounts involved exceeded or will exceed the lesser of (x) $120,000 or (y) 1% of the average of our total assets at year-end for 2024 and 2025 (the last two completed fiscal years); and
•any of our directors (including nominees for director), executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.
Indemnification Agreements
We have entered into new agreements to indemnify our directors, executive officers, and other officers as determined from time to time by our Board or our Compensation Committee. These agreements and our amended and restated bylaws, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in certain actions or proceeding, including any action, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our Board to the maximum extent allowed under Delaware law. We are also required by these agreements to indemnify these individuals for certain expenses (including attorney’s fees) in certain action or proceeding by or in our right.
Policies for Approval of Related Party Transactions
Our Board has adopted and approved a written Related Person Transaction Policy. The policy sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is any transaction in which we are a participant and a related person has a direct or indirect material interest. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director, director nominee, or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members.
Under the policy, we will provide our Audit Committee with all material information regarding such related person transaction. Our Audit Committee will review the material facts of all related person transactions, taking into account, among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to us than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. To facilitate identification of related person transactions, we will compile a list of all related persons and related person affiliates, and update the list at least annually, based on questionnaires completed by our directors and officers. Each of our directors, officers and director nominees shall also be responsible for promptly notifying us of any change in the identity of relevant related party affiliates.
In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
In considering related person transactions, our Audit Committee, or other independent body of our Board, will take into account the relevant available facts and circumstances including, but not limited to:
•the size of the transaction and the amount payable to a related person;
•the nature of the interest of the related person in the transaction;
•whether the transaction may involve a conflict of interest;
•whether the transaction was undertaken in the ordinary course of business of the Company;

•whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties; and
•any other information regarding the related person transaction or related person that would be material to investors in light of the circumstances of the transaction.
The policy requires that, in determining whether to approve, ratify, or reject a related person transaction, our Audit Committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board, determines in the good faith exercise of its discretion. Some of the indemnification agreements described above were entered into prior to the adoption of the written policy, but all were approved by our Board considering similar factors to those described above.
PRINCIPAL STOCKHOLDERS
The following table presents information concerning the beneficial ownership of the shares of our common stock as of April 15, 2026 by:
•each person we know to be the beneficial owner of 5% or more of our outstanding shares of our capital stock;
•each of our directors (including all director nominees);
•each of our Named Executive Officers; and
•all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, a person is deemed to be a beneficial owner of our common stock if that person has a right to acquire ownership within 60 days by the exercise of options or the vesting and settlement of RSUs. A person is also deemed to be a beneficial owner of our common stock if that person has or shares voting power, which includes the power to vote or direct the voting of our common stock, or investment power, which includes the power to dispose of or to direct the disposition of such capital stock. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.
Percentage of beneficial ownership in the table below is based on 61,914,664 shares of common stock deemed to be outstanding as of April 15, 2026. Shares of common stock subject to options that are currently exercisable or exercisable (or RSUs that will vest and settle) within 60 days of April 15, 2026 are considered outstanding and beneficially owned by the person holding the options or RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the address of each individual listed below is c/o Pliant Therapeutics, Inc., 331 Oyster Point Boulevard, South San Francisco, California 94080.

Name and address of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
5% or Greater Stockholders:

Tang Capital Management LLC (1)	5,859,044	9.46%

Named Executive Officers and Directors:
Bernard Coulie, M.D., Ph.D., M.B.A.(2)	2,505,262	4.05%
Keith Cummings, M.D., M.B.A.(3)	748,209	1.21%
Lily Cheung (4)	202,425	*
Minnie Kuo (5)	190,831	*
Eric Lefebvre, M.D. (6)	660,174	1.07%
Hoyoung Huh, M.D., Ph.D.(7)	198,809	*
Suzanne Bruhn, Ph.D.(8)	155,193	*
Darren Cline, M.B.A. (9)	92,764	*
Gayle Crowell (10)	124,224	*
John Curnutte, M.D., Ph.D.(11)	149,396	*
Katharine Knobil, M.D. (12)	100,764	*
Steve Krognes, M.B.A. (13)	65,685	*
David Pyott, M.A., M.B.A. (14)	125,623	*
Thomas McCourt (15)	92,764	*
All current executive officers and directors as a group (14 persons)	5,412,123	8.74%

*Represents beneficial ownership of less than one percent.

(1)Based solely on the Schedule 13D filed with the SEC on March 10, 2025 by Tang Capital Management, LLC (“TCM”), Kevin Tang, Tang Capital Partners, LP ("TCP"), and Tang Capital Partners International, LP ("TCPI").TCM and Mr. Tang each reported shared voting and dispositive power with respect to 5,859,044 shares of common stock; TCP reported shared voting and dispositive power with respect to 3,295,127 shares of common stock; and TCPI reported shared voting and dispositive power with respect to 2,563,917 shares of common stock. The address of the principal business office of TCM, TCP, TCPI and Mr. Tang is 4747 Executive Drive, Suite 210, San Diego, CA 92121.
(2)Consists of (a) 409,317 shares of common stock held by Coulie/Leyman Family Trust, (b) 354,552 shares of common stock held by Dr. Coulie and (c) 1,738,393 shares of common stock underlying options held by Dr. Coulie exercisable within 60 days of April 15, 2026.
(3)Consists of (a) 239,074 shares of common stock and (b) 506,135 shares of common stock underlying options exercisable within 60 days of April 15, 2026.
(4)Consists of (a) 18,931 shares of common stock and (b) 183,494 shares of common stock underlying options exercisable within 60 days of April 15, 2026.
(5)Consists of (a) 12,740 shares of common stock and (b) 178,091 shares of common stock underlying options exercisable within 60 days of April 15, 2026.
(6)Consists of (a) 173,836 shares of common stock and (b) 486,338 shares of common stock underlying options exercisable within 60 days of April 15, 2026.
(7)Consists of (a) 99,759 shares of common stock and (b) 99,050 shares of common stock underlying options exercisable within 60 days of April 15, 2026.
(8)Consists of (a) 35,081 shares of common stock and (b) 120,112 shares of common stock underlying options exercisable within 60 days of April 15, 2026.
(9)Consists of 92,764 shares of common stock underlying options exercisable within 60 days of April 15, 2026.
(10)Consists of 124,224 shares of common stock underlying options exercisable within 60 days of April 15, 2026.
(11)Consists of (a) 29,278 shares of common stock and (b) 120,118 shares of common stock underlying options exercisable within 60 days of April 15, 2026.
(12)Consists of 100,764 shares of common stock underlying options exercisable within 60 days of April 15, 2026.
(13)Consists of 65,685 shares of common stock underlying options exercisable within 60 days of April 15, 2026.

(14)Consists of 125,623 shares of common stock underlying options exercisable within 60 days of April 15, 2026.
(15)Consists of 92,764 shares of common stock underlying options exercisable within 60 days of April 15, 2026.

DELINQUENT SECTION 16(a) REPORTS
Under U.S. securities laws, directors, certain officers and persons holding more than 10% of our common stock must report their initial ownership of our common stock and any changes in their ownership to the SEC. To our knowledge, based solely on our review of copies of the reports filed with the SEC and the written representations of our directors and executive officers that no other reports were required to be filed during fiscal year 2025, we believe that for fiscal year 2025, all required reports were filed on a timely basis.

PROPOSAL NO. 3 – RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS PLIANT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026
Pliant’s stockholders are being asked to ratify the appointment by the Audit Committee of the Board of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2018.
The Audit Committee is solely responsible for selecting our independent registered public accounting firm for the fiscal year ending December 31, 2026. Stockholder approval is not required to appoint Deloitte & Touche LLP as our independent registered public accounting firm. However, the Board believes that submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP. If the selection of Deloitte & Touche LLP is ratified, the Audit Committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of the Company and its stockholders.
A representative of Deloitte & Touche LLP is expected to be present at the virtual Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from our stockholders.
The following table sets forth all fees paid or accrued by us for professional audit services and other services rendered by Deloitte & Touche LLP during the years ended December 31, 2025 and 2024.

	2025	2024
Audit fees(1)	$1,157,500	$1,831,675
Audit-related fees	—	—
Tax fees(2)	18,900	15,750
All other fees(3)	1,895	1,895
Total fees	$1,178,295	$1,849,320

(1) Audit fees consist of fees for professional services provided by Deloitte & Touche LLP for the audit of our annual financial statements, the review of interim consolidated financial statements and consultations on accounting matters directly related to the audit, and comfort letters, consents, and assistance with and review of documents filed with the SEC.
(2) Tax fees consist of fees for performing a Section 382 study.
(3) All other fees consist of fees paid for a subscription to Deloitte & Touche LLP’s accounting research tool.
Audit Committee Pre-approval Policy and Procedures
Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our Audit Committee, or the engagement is entered into pursuant to the pre-approval procedure described below.
From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval details the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.
During our 2025 and 2024 fiscal years, no services were provided to us by Deloitte & Touche LLP other than in accordance with the pre-approval policies and procedures described above.
The board of directors and the Audit Committee recommend voting “FOR” Proposal No. 3 to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee has reviewed and discussed the audited financial statements of the Company with management of the Company. In addition, the Audit Committee has discussed with Deloitte & Touche LLP (“Deloitte”) the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has received from Deloitte the written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte the independence of Deloitte from the Company and its management. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2025.
Respectfully submitted by the members of the Audit Committee of the Board of Directors:
Steve Krognes, M.B.A. (chairperson)
Gayle Crowell
David Pyott, M.A., M.B.A.
HOUSEHOLDING
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our documents, including the annual report to stockholders and proxy statement, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to Pliant Therapeutics, Inc., 331 Oyster Point Boulevard, South San Francisco, CA 94080, Attention: Corporate Secretary, telephone: (650) 481-6770. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.
STOCKHOLDER PROPOSALS
A stockholder who would like to have a proposal considered for inclusion in our 2027 proxy statement must submit the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that it is received by us no later than December 23, 2026. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to Pliant Therapeutics, Inc., 331 Oyster Point Boulevard, South San Francisco, CA 94080, Attention: Corporate Secretary.
If a stockholder wishes to propose a nomination of persons for election to our Board or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, our bylaws establish an advance notice procedure for such nominations and proposals. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our Corporate Secretary of the stockholder’s intention to bring such business before the meeting.
The required notice must be in writing and received by our Corporate Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For stockholder proposals to be brought before the 2027 Annual Meeting of Stockholders, the required notice must be received by our Corporate Secretary at our principal executive offices no earlier than February 11, 2027 and no later than March 13, 2027. Stockholder proposals and the required notice should be addressed to Pliant Therapeutics, Inc., 331 Oyster Point Boulevard, South San Francisco, CA 94080, Attention: Corporate Secretary. In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than management’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 12, 2027 unless we hold our 2027 annual meeting earlier than May 12, 2027 or later than July 11, 2027 whereupon notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which we first publicly announce the date of the 2027 annual meeting.

OTHER MATTERS
Our Board does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V95339-P50455 For Against Abstain!! !! !! ! !! ! !!3.&#9; To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Note: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. 1.&#9; To elect three class III directors named in the proxy statement to our Board of Directors: For Withhold PLIANT THERAPEUTICS, INC. The Board of Directors recommends you vote FOR the election of the Class III director nominees in Proposal No. 1 and FOR Proposals Nos. 2 and 3. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 2.&#9; To approve, by non-binding advisory vote, the resolution approving Named Executive Officer compensation. 1a.&#9; Bernard Coulie, M.D., Ph.D., M.B.A. 1b.&#9; Gayle Crowell 1c.&#9; Steve Krognes, M.B.A. PLIANT THERAPEUTICS, INC. 331 OYSTER POINT BOULEVARD SOUTH SAN FRANCISCO, CA 94080 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 10, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/PLRX2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 10, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V95340-P50455 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 11, 2026: The Proxy Statement and our 2025 Annual Report to Stockholders on Form 10-K are available for viewing, printing and downloading at www.proxyvote.com. PLIANT THERAPEUTICS, INC. Annual Meeting of Stockholders June 11, 2026 8:30 a.m. Pacific Time This proxy is solicited by the Board of Directors The undersigned stockholder(s) of PLIANT THERAPEUTICS, INC. hereby appoint(s) Bernard Coulie, M.D., Ph.D. and Keith Cummings, M.D., or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PLIANT THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m. Pacific Time on June 11, 2026, virtually at www.virtualshareholdermeeting.com/PLRX2026, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side